Exhibit 4.3

MIND MEDICINE (MINDMED) INC.

(FORMERLY BROADWAY GOLD MINING LTD.)

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE QUARTER AND FINANCIAL YEAR ENDED DECEMBER 31, 2020

Dated: March 29, 2021

http://mindmed.co

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

ABOUT THIS MANAGEMENT’S DISCUSSION AND ANALYSIS

All references in this management’s discussion and analysis, or MD&A, to the “Company”, “MindMed”, “we”, “us”, or “our” refer to Mind Medicine (MindMed) Inc., unless otherwise indicated or the context requires otherwise. The following MD&A is prepared as of March 29, 2021 for MindMed for the year ended December 31, 2020 and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020 (the “Financial Statements”), which have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Our IFRS accounting policies are referred to in note 3 of the Financial Statements. All amounts are in United States dollars, unless otherwise indicated. References to “CAD$” are to Canadian dollars.

Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd. (“Broadway”)) was incorporated under the laws of the Province of British Columbia. Its wholly owned subsidiary, Mind Medicine, Inc. (“MindMed US”) was incorporated in Delaware. Prior to February 27, 2020, the Company’s operations were conducted through MindMed US.

On February 27, 2020, MindMed completed a reverse takeover transaction with Broadway by way of a plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) pursuant to the arrangement agreement dated as of October 15, 2019 between Broadway, Madison Metals Inc., Broadway Delaware Subco Inc. and MindMed US (the “Arrangement Agreement”) which resulted in the Company becoming the parent company of MindMed US. MindMed US is deemed to be the acquirer in the reverse takeover transaction. As a result, the consolidated statements of financial position are presented as a continuance of MindMed US and the comparative figures presented are those of MindMed US.

Additional information relating to the Company, including the Company’s most recent Annual Information Form, can be found under the Company’s SEDAR profile at www.sedar.com.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking statements within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements in this MD&A include, but are not limited to, statements with respect to: the duration and effects of COVID-19 and any other pandemics on the Company’s workforce, business, operations and financial condition; expectations of future loss and accumulated deficit levels; projected financial position and estimated cash burn rate; requirements for, and the ability to obtain, future funding on favorable terms or at all; projections for development plans and progress of each of MindMed’s product candidates, particularly with respect to the timely and successful completion of studies and trials and availability of results from such studies and trials; expectations about MindMed’s product candidates’ safety and efficacy; expectations regarding MindMed’s ability to arrange for and scale up the manufacturing of MindMed’s product candidates; expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process; expectations about the timing of achieving milestones and the cost of MindMed’s development programs; plans to market, sell and distribute product candidates; expectations regarding the acceptance of the Company’s product candidates by the market; MindMed’s ability to retain and access appropriate staff, management and expert advisers; expectations about whether various clinical and regulatory milestones will be achieved; the Company’s ability to strictly comply with federal, state, local and regulatory agencies in the United States and other jurisdictions in which the Company operates, including Australia, Switzerland and the Netherlands; the Company’s expectation that jurisdictions in which the Company operates, including Australia, Switzerland and the Netherlands, have similar regulatory frameworks as the United States; the Company’s expectations of the costs and timing to reach commercial production of drug products; the Company’s ability to secure strategic partnerships with academic research institutions and larger pharmaceutical and biotechnology companies; the Company’s continuation of strategic collaborations; MindMed’s strategy to acquire and develop new product candidates and to enhance the safety and efficacy of existing product candidates; expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by the Company or to the Company in respect of such arrangements; the Company’s strategy with respect to the expansion and protection of its intellectual property; and the Company’s evaluation of a potential listing of the Subordinate Voting Shares on the NASDAQ and any regulatory approvals related thereto.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

All forward-looking statements reflect our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. In evaluating forward-looking statements, readers should specifically consider various factors, including the risks outlined under the heading “Risk Factors” in this MD&A. Some of these risks and assumptions include, among others substantial fluctuation of losses from quarter to quarter and year to year due to numerous external risk factors, and anticipation that the Company will continue to incur significant losses in the future; uncertainty as to the Company’s ability to raise additional funding to support operations; the Company’s ability to generate product revenue to maintain its operations without additional funding; fluctuation of foreign exchange rates; the duration of COVID-19 and the extent of its economic and social impact; psychedelic inspired medicines may never be approved by regulator and the risks associated with violating any laws and regulations; the risks associated with the development of the Company’s product candidates which are at early stages of development; the difficulty of researching and developing drugs that target the central nervous system; consequences of the Company’s failure to comply with health and data protection laws and regulations; difficulty in establishing the Company’s reputation and its brand recognition; compliance with environmental, health and safety laws and regulations; unfavourable publicity or consumer perception; unfavourable future clinical research results; heightened scrutiny by the United States and Canadian authorities; inaccurate information posted on social media platforms; the Company’s reliance on the success of its product candidates; reliance on third parties to plan, conduct and monitor MindMed’s preclinical studies and clinical trials; unforeseen disruption in the process of drug development activities; reliance on third party contract manufacturers to deliver quality clinical and preclinical materials; requirements regarding commercial scale and quality manufactured products; the Company’s product candidates may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or may not otherwise produce positive results; delays in clinical testing; risks related to filing INDs to commence clinical trials and to continue clinical trials if approved; the risks of delays and inability to complete clinical trials due to difficulties enrolling patients; the Company’s inability to obtain regulatory approval; risks associated with not achieving the Company’s milestones; competition from other biotechnology and pharmaceutical companies; the Company’s reliance on the capabilities and experience of MindMed’s key executives and scientists and the resulting loss of any of these individuals; misconduct or improper activities of the Company’s employees, contractors, consultants and agents; the Company’s ability to fully realize the benefits of its acquisitions; the inability to meet revenue targets of the Company’s investments; negative results from clinical trials; the novelty of psychedelics and the potential resulting lack of information; product liability claims; the Company’s ability to maintain product liability insurance; risks related to the Company’s information technology systems; the outbreak of infectious disease; difficulty of enforcing judgements; the Company’s limited operating history; the Company’s ability to adequately protect its intellectual property and trade secrets; the Company’s ability to source and maintain licenses from third-party owners; changes in patent law; the risk of patent-related litigation; risks related to sharing trade secrets; volatility of biopharmaceutical companies’ securities; the Company’s lack of dividends; risks related to various tax matters; the uncertainty of positive returns on the Company’s securities; risks related to the sales or conversion of the Company’s Subordinate Voting Shares; failure of the Company to maintain its internal controls; liquidity of the Company’s securities; risks related to the public markets; risks related to additional issuances and dilution of the Company’s securities; risks related to the Company’s Foreign Private Issuer status; risks related to the Company’s limited number of shareholders; risks related to the Company’s capital structure; potential declines in trading prices; risks related to published research and reports; the costs associated with maintain public listings; and other factors beyond the Company’s control, all as further and more fully described under the heading “Risk Factors” in this MD&A.

Although the forward-looking statements contained in this MD&A are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements. Any forward-looking statements represent our estimates only as of the date of this MD&A and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by securities legislation.

THE ARRANGEMENT

Name Change, Consolidation and Change in Share Classes

Immediately prior to the closing of the reverse takeover transaction and in connection with the Arrangement, Broadway: (a) consolidated its common shares on an eight-for-one basis (the “Consolidation”), (b) changed its name to “Mind Medicine (MindMed) Inc.” (the “Name Change”), (c) reclassified its post-Consolidation common shares as subordinate voting shares (the “Subordinate Voting Shares”) and (d) created a new class of multiple voting shares (the “Multiple Voting Shares”) ((c) and (d) together, the “Share Capital Amendment”). Broadway’s registered shareholders received replacement share certificates evidencing the Consolidation, Name Change and Share Capital Amendment.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Merger of the Company and MindMed US

Further to the terms of the Arrangement, MindMed US merged with Broadway Delaware Subco Inc., a subsidiary of Broadway, under the corporate laws of Delaware. All outstanding Class B common shares of MindMed US (“Class B Shares”), Class C common shares of MindMed US (“Class C Shares”), and Class D common shares of MindMed US (“Class D Shares”) were exchanged for Class A common shares of MindMed US (“Class A Shares”), immediately following which all Class A Shares were exchanged, on a one-for-one basis (the “Exchange Ratio”), for Subordinate Voting Shares or Multiple Voting Shares (in the case of Multiple Voting Shares the exchange was on a one-for-one-hundred basis) of the Company (“Resulting Issuer Shares”) on a post-Consolidation basis. Such Class A Shares were then cancelled pursuant to the Arrangement, and MindMed US issued 1,000 shares of common stock to the Company as consideration for issuing the Resulting Issuer Shares to the (former) Broadway shareholders. Additionally, all convertible securities of Broadway were exchanged for convertible securities of the “Resulting Issuer” (i.e., the Company) on the basis of the Exchange Ratio.

Concurrent financings

Immediately prior to the completion of the Arrangement, MindMed US also completed its brokered and non-brokered private placement financings, in multiple tranches, of Class D Shares at a price of CAD$0.33 per share (the “MindMed US Offering”). See “Description of Share Capital” section for more details of the financing.

Neo Exchange listing

The Subordinate Voting Shares of the Company were listed for trading on the Neo Exchange Inc. (“NEO Exchange”) on March 3, 2020 (“MMED”). The financing warrants issued as part of a bought deal financing which closed on May 26, 2020 also trade on the NEO Exchange (“MMED.WT”), those issued as part of a bought deal financing which closed on October 30, 2020 also trade on the NEO Exchange (“MMED.WS”), and those issued as part of a bought deal financing which closed on December 11, 2020 also trade on the NEO Exchange (“MMED.WA”) ..

BUSINESS

MindMed is a clinical stage neuro-pharmaceutical drug development company developing product candidates based on psychedelic substances through rigorous science and clinical trials. MindMed’s mission is to discover, develop and deploy psychedelic inspired medicines and therapies intended to treat diseases in the areas of psychiatry, neurology, addiction, pain and, potentially, others such as anxiety disorders, substance use disorders and withdrawal, and Adult Attention Deficit Disorder. The Company defines its “psychedelic inspired medicines” program to include medicines which have the therapeutic benefits of psychedelics without the hallucinogenic effects. The Company defines its therapies program to include other substances with hallucinogenic properties administered in combination with therapy that may be performed in-clinic under the supervision of medical professionals or in a similar therapeutic setting. Through MindMed’s drug development platform, the Company seeks to demonstrate the safety and efficacy of psychedelic-based medicines for a continuum of mental illnesses and unmet medical needs. MindMed has operations in Switzerland, Australia, the United States and Canada.

MindMed operates a distributed platform with activities in Switzerland, Australia, the United States and Canada.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The following diagram presents the inter-corporate relationships among the Company and its subsidiaries as of the date hereof.

On February 16, 2021, MindMed Mergerco Inc. was incorporated under the laws of the State of Delaware for the sole purpose of facilitating the merger with HealthMode, Inc. On February 26, 2021, MindMed Mergerco Inc. merged with and into HealthMode, Inc. with the surviving corporation becoming a wholly-owned subsidiary of the Company and changing its name to “HealthMode, Inc.”

MindMed US is the Company’s main operating subsidiary, through which its three drug development programs are overseen: the Addiction Treatment Program (as described below), the microdose lysergic acid diethylamide (LSD) program (as described below) and its LSD therapy program for anxiety disorders, known as Project Lucy. The University Hospital Basel’s Liechti Lab (the “UHB Liechti Lab”) collaboration with the Company and the Company’s other research and development efforts related to psychedelics are now supported through the Company’s Swiss subsidiary, MindMed Discover GmbH. Additionally, MindMed Pty Ltd. is conducting a Phase 1 study on normal healthy volunteers to determine the safety and tolerability of single ascending doses (SAD) and multiple ascending doses (MAD) of 18-MC for its Addiction Treatment Program.

In furtherance of the Company’s mission to address mental health and addiction, MindMed is conducting preclinical trials to develop a portfolio of product candidates and assemble a compelling drug development pipeline of psychedelic inspired medicines and therapies for human clinical trials in accordance with the regulations of the U.S. Food and Drug Administration (the “FDA”) and regulatory authorities in other jurisdictions where MindMed or its affiliates operate.

MindMed utilizes a Discover, Develop and Deploy process in order to advance psychedelic inspired medicines and therapies. MindMed defines Discover as being the non-clinical, pre-clinical, and human clinical trials of psychedelic substances led by academic clinical investigators, discovery of new chemical entities and formulations based on psychedelics, and the advancement of research and development on technologies that seek to demonstrate the safety and efficacy of psychedelic inspired medicines and therapies. MindMed defines Develop as being drug development programs that are being advanced from the Discover mandates and transitioned to be company-sponsored drug development programs through clinical registration trials. MindMed defines Deploy as being MindMed’s commercialization mandates that will aim to partner with insurers, technology companies and care providers to scale access to the Company’s medicines, if approved for marketing by regulatory authorities, to patients in need. Each term is used throughout this management discussion and analysis.

MindMed’s business is premised on a growing body of research supporting the use of psychedelics to treat a myriad of mental health problems. For all product candidates, the Company will continue to proceed through research and development, and with marketing, if any of the product candidates are ultimately approved, pursuant to the regulations of US FDA and ex-US regulatory authorities. This entails, among other things, conducting clinical trials utilizing research scientists with extensive psychedelics backgrounds, using experienced clinical drug development teams, producing and supplying drugs according to current Good Manufacturing Practices (“GMP”), and conducting all trials and development in accordance with the regulations of the US FDA and ex-US regulatory authorities.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

This approach places MindMed in an industry in which there are high barriers to entry, due to the need to conduct trials pursuant to applicable regulations, the time and costs required to do so, and the related need to develop and protect intellectual property associated with drug development. Therefore, MindMed’s ability to build a compelling drug portfolio and pipeline and to raise the financing necessary for its operations are key to its success.

Discover

In the Discover projects, the Company conducts R&D in collaboration with the UHB Liechti Lab on various psychedelics and new potential therapeutic programs based on a multi-year, exclusive collaboration agreement with the UHB Liechti Lab signed on April 1, 2020. The agreement first covered LSD, but has since been expanded to incorporate other compounds and psychedelic substances such as methylenedioxy-methylamphetamine (MDMA), dimethyltryptamine (DMT), MDMA-LSD and psilocybin. These R&D clinical trials, intellectual property and technologies may ultimately be translated to commercial development programs. The Company is continually evaluating the acquisition of agreements and studies focusing on the medical benefits of other psychedelic substances and new chemical entities similar to known psychedelic substances to advance its R&D efforts.

On November 24, 2020, the Company announced that as part of its Discover projects, it is establishing a digital medicine division known as “Albert” (“Albert”). Albert is in the process of assembling and recruiting a team of technologists, therapists, and clinical drug development experts to help the Company research, develop and build an integrated technical platform and comprehensive toolset aimed at delivering psychedelic inspired medicines and therapies combined with digital therapeutics. Digital therapeutics are defined as evidence-based therapeutic interventions for patients to prevent, manage, or treat a mental disorder or disease. The Company will be evaluating the potential to pair digital tools, which may include wearables and the latest in machine learning, with psychedelic assisted therapies in order to give healthcare providers the ability to optimize and better understand the patient journey and therapeutic outcomes from pre-care through after-care. Recent advancements in digital therapeutics have the potential to enable a real time assessment of efficacy in both clinical trials and real world settings which can lead to a more robust understanding of the value of a treatment and long-term impact on patient outcomes.

Develop

Currently, the Company’s commercial development pipeline consists of agreements and studies relating to 18-MC and LSD. The Company’s immediate commercial development priorities are to address the opioid crisis and other substance use disorders by developing a non-hallucinogenic version of the psychedelic ibogaine, conduct clinical trials of LSD microdosing for adult ADHD, and to conduct clinical trials of LSD therapy for anxiety disorders.

Deploy

The Company’s strategy is currently focused on the discovery and development of product candidates based on psychedelic substances, but the Company will ultimately seek to commercialize and deploy its psychedelic inspired medicines and therapies to patients in need. As a result, the Company has recently entered into a funding arrangement with NYU Langone Health to establish the NYU Langone Training Program to help the Company understand and prepare for the future Deploy phase of its business plan.

Projects That Have Not Yet Generated Revenue

The Company currently has six significant projects, none of which have yet generated revenue, as well as a Deploy program that is not intended to generate revenue:

a.	developing a non-hallucinogenic version of the psychedelic ibogaine to address the opioid crisis and other substance use disorders, known as “Project Layla”;

b.	developing clinical trials of LSD therapy for anxiety disorders (Project Lucy);

c.	running a clinical trial of LSD microdosing for adult ADHD, known as “Project Flow”;

d.	the ongoing collaboration with the UHB Liechti Lab;

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

e.	project Albert to combine digital therapeutics with psychedelic inspired medicines and therapies; and

f.	the NYU Langone Training Program.

Develop Projects

Addiction Treatment Program

The Company is investigating the use of hallucinogenic and non-hallucinogenic treatments for addiction, which it calls its Addiction Treatment Program and which involved the consideration of various initiatives. Included in these initiatives is the development of Project Layla, which is focused on opioid withdrawal treatment, the treatment of opioid use disorder, and the treatment of other substance use disorders, in respect of which the Company is currently conducting a Phase 1 trial evaluating 18-MC, a non-hallucinogenic synthetic derivative of the psychedelic substance ibogaine. The preliminary data from this trial suggests that 18-MC is safe and well tolerated at the doses tested to date, and no serious adverse events have been reported. In Study MMED003, a Phase 1 clinical trial being conducted at a single clinical research site in Perth, Australia, a total of 55 subjects have been administered 18-MC at doses ranging from 4 to 150 mg BID (for one day; n=5 per arm) and 2 to10 mg BID (for up to 7 days, n=5 per arm). Based on the safety profile observed in this study to date, the study’s Safety Review Committee has determined to continue dose escalation in the study to gather data from subjects administered higher doses of 18-MC for one or seven days. Once that additional data has been reviewed, MindMed plans to initiate a Phase 2a proof of concept study to evaluate 18-MC’s effectiveness in mitigating the symptoms of opioid withdrawal in patients undergoing opioid detoxification and assess the safety and tolerability of 18-MC in this patient population. The Company previously anticipated that the Phase 2a proof of concept study would be initiated in 2020 or early 2021. The favorable safety profile has been observed even though early findings from this study indicated that plasma levels of 18-MC were greater than expected. As a result, the Company has determined to take additional time to evaluate the data from the Phase 1 trial, and the Company now anticipates that the Phase 2a study will be initiated in the second half of 2021 or later. A meeting with the FDA has been confirmed for Q2 2021 to continue discussions regarding the 18-MC clinical development plan. As part of Project Layla, MindMed is also contemplating initiating a Phase 2 study of 18-MC for opioid use disorder and other substance use disorders after the Phase 2a for opioid withdrawal commences.

A Phase 3 clinical trial for opioid withdrawal, opioid use disorder and other substance use disorders is projected to commence, at the very earliest, in 2023, subject to statistically significant results and findings from the Phase 2 clinical trials and input from the FDA. Findings from the Phase 2 trials could greatly impact timelines and future capital requirements for the Addiction Treatment Program. In addition, the Company may need to conduct additional Phase 2 trials or additional Phase 1 studies to progress Project Layla, which may impact timelines and required capital. The above also assumes that the Company intends to apply for “Breakthrough Therapy Designation” from the FDA for Project Layla, which may or may not positively impact the projected timelines referred to above if granted by the FDA. MindMed may elect to add additional drug development projects that complement the Addiction Treatment Program, including hallucinogenic treatments for addiction, but none have been selected for development at this time.

Project Lucy

As part of MindMed’s decision to add a therapy for anxiety disorders to its clinical development pipeline, MindMed has established Project Lucy. In December 2020, the Company successfully completed a pre-IND meeting with the FDA for the treatment of an anxiety disorder with LSD. The Company intends to submit an IND with the FDA in the second half of 2021, with a Phase 2b clinical trial evaluating experiential doses of LSD in an anxiety disorder. MindMed is assembling and using data from its data acquisition from the UHB Liechti Lab to help support its IND filing to the FDA.

As a result of the Company’s data acquisition from the UHB Liechti Lab, MindMed received the data and worldwide rights to an ongoing Phase 2 academic trial in respect of LSD for anxiety administered by Professor Dr. Matthias Liechti and a psychedelic therapy expert, Dr. Peter Gasser. Dr. Gasser was appointed as the Clinical Advisor for Project Lucy in the second half of 2021. The data and knowhow will help build MindMed’s understanding of LSD’s uses for anxiety disorders and its potential as a medication for serious mental health conditions.

On November 2, 2020, the Company announced that, in collaboration with the UHB Liechti Lab, it has completed an academic Phase 1 study measuring LSD dose-dependent induced subjective responses at microdoses (25 µg) up to experiential doses (200 µg) of LSD. The academic study provided relevant data to support Project Lucy as the Company identifies optimal dose levels of LSD to test in the intended Phase 2 LSD anxiety trial referenced above.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Project Flow

The Company is preparing a clinical trial of LSD microdosing for adult ADHD (Project Flow). A Phase 2a proof of concept trial for the microdose LSD program has received regulatory approvals from the Netherlands and Switzerland. The Company has appointed two principal investigators and signed clinical trial agreements with the UHB Liechti Lab and Maastricht University. After MindMed’s clinical team assesses the results from the Phase 2a proof of concept clinical trial, the Company will determine the best future strategy for additional clinical trials based on these findings and future milestones for the project. To the knowledge of the Company and management, this is the first ever Phase 2a clinical trial of microdosing LSD for commercial drug development. It is extremely complex to estimate what future trials and studies will be required until a proof of concept of the technology has been established in the current trial being prepared by the Company. At such time, the Company will be in a better position to anticipate the needed capital to advance the microdose LSD program. The Company’s budgeted Phase 2a costs for the proof of concept trial are currently anticipated to be between $3,000 and $4,000, the results of which will inform future budgets of Phase 2 trials. The Company previously anticipated that the trial would begin as early as Q4 2020 or Q1 2021. However, the Company will be required to use GMP-compliant LSD, and as a result of the additional time required to formulate GMP-compliant LSD, the Company now anticipates that the trial will run over two years from Q3 2021 to Q3 2023.

Microdose LSD Program

On January 12, 2021, the Company announced an LSD microdosing study evaluating the potential benefits of LSD microdosing. Specifically, the study will be a randomized placebo-controlled study evaluating the effects of daytime and evening administration of low doses of LSD on cognitive performance, sleep quality, mood, neuroplasticity markers, emotion regulation, quality of life, and immune system response. The study will provide an additional research pathway for MindMed’s psychedelic microdosing division and will immediately integrate with MindMed’s plans in digital therapeutics through its newly formed Albert unit for digital medicine. The new study will be conducted in collaboration with Dr. Kim Kuypers of Maastricht University in the Netherlands, a global, leading authority on the microdosing of psychedelics. In order to advance the scientific understanding of microdosing for clinical purposes, the randomized placebo-controlled study will specifically measure the effects of microdoses of LSD on neuroplasticity markers such as brain-derived neurotrophic factor (BDNF) plasma levels, as well as on various sleep measures, mood, cognitive performance, emotion regulation, quality of life, and immune system response. MindMed is integrating innovative digital tracking devices and software into the study to better assess LSD’s effects on various digital clinical markers on the human body.

Discover Projects

UHB Liechti Lab Initiatives

Exclusive License to Clinical Trials of LSD, MDMA, DMT, and Psilocybin and UHB Liechti Lab R&D Collaboration

On April 1, 2020, the Company announced that it had signed a multi-year, exclusive collaboration with the UHB Liechti Lab, the world-leading psychedelics pharmacology and clinical research group at the UHB Liechti Lab in Basel, Switzerland. Under the agreement, MindMed gained exclusive worldwide rights to data, compounds, and patent rights associated with the UHB Liechti Lab’s research with LSD and other psychedelic compounds, including data from preclinical studies and completed or ongoing LSD and MDMA clinical trials. MindMed has begun working with the UHB Liechti Lab to file patents for the data and clinical trials it has generated over a 10-year period and from current ongoing trials.

MindMed will support ongoing and planned R&D clinical trials and commercial development trials under the direction of Professor Dr. Liechti. Professor Dr. Liechti will have primary responsibility for the development of the selected compounds, and MindMed will provide research funding and milestone payments in return for the exclusive license to existing and future data and intellectual property generated from clinical trials. The UHB Liechti Lab will receive royalties and development revenue on any products marketed through the collaboration.

MDMA and DMT Research and Development

MindMed recently added the psychedelic compound MDMA to its R&D pipeline, with research being led by Professor Dr. Liechti. After starting the UHB Liechti Lab, over the past ten years Professor Dr. Liechti has led multiple clinical trials of the safety profile of MDMA and how it interacts with the human body. The cumulative data from the work done in the UHB Liechti Lab will enable MindMed to design clinical trials and form a strategy for MDMA as part of its portfolio.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

MindMed has committed to fund future R&D of new psychedelic therapies being pursued by the UHB Liechti Lab with the intention to create next-generation psychedelic inspired medicines that incorporate MDMA as a component of these therapies. The UHB Liechti Lab and MindMed plan to explore combination treatments of LSD and MDMA to optimize the subjective effect profiles and potentially join the benefits of both psychedelics in various treatment paradigms. A combined MDMA LSD randomized placebo controlled Phase 1 trial was initiated in Q1 2021.

Concurrently, MindMed will pursue N,N-Dimethyltryptamine (DMT), the principally active ingredient in ayahuasca. MindMed is providing startup funding for a Phase 1 clinical trial testing various intravenous dosing regimens of DMT, expected to begin in Q2 2021. DMT is a naturally occurring psychedelic substance that causes a rapid onset and offset of action compared to similar psychedelic substances such as psilocybin or LSD. When administered as an ayahuasca brew, natural substances are mixed with DMT to prolong its experiential effects and slow the metabolism in the human body. Through this Phase 1 clinical trial, MindMed and the UHB Liechti Lab are exploring how DMT can achieve experiential effects similar to ayahuasca by testing a more controlled intravenous dosing method. The Phase 1 study is a randomized, double blind, placebo-controlled, 5-period crossover trial in 30 healthy volunteers who will undergo five sessions with different DMT doses.

DMT is rapidly metabolized as it enters the body if taken orally and therefore it has a very short duration of action. In contrast, through a continuous intravenous perfusion application the effect of DMT is longer and can be stopped rapidly. In order to potentially induce a stable DMT experience lasting 1-2 hours, various intravenous dosing regimens including a starting dose and then a maintenance dose will be evaluated in the Phase 1 clinical trial. This intravenous administration may also allow therapists to induce and to end an experiential state safely and more quickly, as required.

The human safety data and associated knowhow gathered in this Phase 1 clinical trial will better enable MindMed’s clinical team to design future potential drug development programs based on DMT sessions. Currently, no study has validly determined the elimination half-life of DMT and other pharmacokinetic parameters and there is limited known data on dosing regimens of pure DMT. This Phase 1 double blind placebo controlled 5-period crossover design study will provide a well-controlled study setting to illuminate these shortcomings in the current clinical understanding of DMT and pave the way for future Phase 2a proof of concept efficacy studies in various indications.

Neutralizer Technology

In collaboration with the UHB Liechti Lab, MindMed filed a patent application in the United States (preserving all worldwide rights) for neutralizer technology intended to shorten and stop the hallucinogenic effects of using LSD during a therapy session. This discovery, when further developed, may act as the ‘off-switch’ to certain hallucinogenic effects. The invention may help reduce the acute effects of a psychedelic drug and help shorten the hallucinogenic effects when required by a patient or medical professional. One of the many fears and stigmas associated with psychedelics are rare occurrences of negative hallucinogenic effects, colloquially referred to as ‘bad trips’. MindMed is seeking to equip therapists and other medical professionals with the resources and technology to better control the effects of dosing LSD in a clinical setting to improve the patient experience and outcomes. This would pave the way for greater therapeutic applications of LSD and shorter-acting psychedelic therapy treatments. MindMed believes this technology, when further developed, may one day be marketed as an added feature to shorten or stop a therapy session if the patient is not comfortable.

MindMed is working in collaboration with the UHB Liechti Lab on a Phase 1 double-blind, placebo-controlled, random-order 2-period crossover design clinical trial evaluating the effect of ketanserin on the acute response to LSD in healthy subjects after LSD administration. The study is being conducted at the UHB Liechti Lab and is expected to be completed during the 2021 calendar year. This study will support the patent application that was filed in 2020 (preserving all worldwide rights) for a neutralizer technology intended to shorten and stop the effects of an LSD trip during a therapy session.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Personalized Medicine Technology

MindMed, in collaboration with UHB Liechti Lab, is also in the process of researching and developing technologies and analytics that will seek to personalize psychedelic therapy experiences for a specific patient. The technology aims to optimize the dosing of MDMA, LSD and other psychedelics based on individual characteristics including age, sex, pharmacogenetics, personality traits, states of mood, metabolic markers and therapeutic drug monitoring. A considerable problem for doctors, clinical researchers, and therapists is to understand and predict optimal doses of medicines based on psychedelic substances for patients. Through its clinical research, the UHB Liechti Lab is identifying ways to predict and optimize the amount of a psychedelic dose and dosing regimen for therapy, which may be utilized with MindMed’s product candidates. To assemble a patient’s personalized dosing regimen and therapy session, MindMed and the UHB Liechti Lab’s analytics method is being developed to aggregate multiple data and criteria of patients in a pre-dose screening and analysis process. MindMed intends to apply this personalized medicine approach to its development of psychedelic-assisted therapies for patients suffering from mental health and addiction issues. Three patent applications have been filed covering MDMA dose optimization and LSD dose response. MindMed has received the exclusive rights from the UHB Liechti Lab to commercialize the outcome of these patent applications on a global basis. Further, biomarkers such as BDNF are assessed and evaluated to potentially be used as predictors of markers of positive effects on neuroplasticity and therapeutic response.

Cluster Headache Treatment

MindMed is supporting and collaborating on a Phase 2 clinical trial evaluating LSD for the treatment of cluster headaches at the UHB Liechti Lab. Cluster headaches are a relatively uncommon primary headache disorder that is one of the trigeminal autonomic cephalgias; they are considered to be among the most severe forms of pain. The Phase 2 trial began recruiting patients in early Q1 2019 and has commenced treating patients with LSD. Professor Dr. Liechti is serving as principal investigator of the clinical trial. The UHB Liechti Lab and MindMed intend to learn how they can make the administration of LSD more targeted for cluster headache patients through this Phase 2 trial and future clinical trials. As part of the collaboration with the UHB Liechti Lab, MindMed gained exclusive, global use to all data and intellectual property generated in this Phase 2 trial of LSD for cluster headaches.

Partnership with Swiss Psychedelic Drug Discovery Startup MindShift Compounds AG

MindMed has entered into a partnership with Swiss start-up, MindShift Compounds AG, to develop and patent next-generation psychedelic compounds with psychedelic or empathogenic properties. As part of this partnership, MindMed and MindShift Compounds AG have agreed to develop next-generation psychedelic and empathogenic substances together. The first initial compounds have already been synthesized by MindShift Compounds AG and related patent applications were filed by MindMed. MindMed plans to begin first-in-human Phase 1 clinical trials as early as the first quarter of 2022 through its existing clinical trial platform for psychedelic and empathogenic compounds in Switzerland. The partnership on these initial targets will expand MindMed’s current, well-established clinical pipeline with additional backup and expansion compounds with similar and potentially improved therapeutic properties. The related synthesis intellectual property and pharmaceutical technology will be owned outright by MindMed, and MindShift Compounds AG will exclusively provide to MindMed all intellectual property related to the new psychedelic compounds. MindMed plans to work with the experienced drug discovery team at MindShift Compounds AG to further broadly cover preclinical psychedelics research into novel compounds and expects to continue to file patent applications on novel substance matters, production innovations, and later clinical applications.

Deploy Projects

Albert and HealthMode

On November 24, 2020, the Company announced that it was establishing a digital medicine division known as “Albert”. Albert aims to have a team of technologists, therapists, and clinical drug development experts to help the Company research, develop and build an integrated technical platform and comprehensive toolset aimed at delivering psychedelic inspired medicines and therapies combined with digital therapeutics. Digital therapeutics are defined as evidence-based therapeutic interventions for patients to prevent, manage, or treat a mental disorder or disease. The potential to pair digital tools, which may include wearables and the latest in machine learning, with psychedelic assisted therapies, can give healthcare providers the ability to optimize and better understand the patient journey and therapeutic outcomes from pre-care through after-care. Recent advancements in digital therapeutics have the potential to enable a real time assessment of efficacy in both clinical trials and real-world settings, which can lead to a more robust understanding of the value of a treatment and long-term impact on patient outcomes.

In February 2021, MindMed completed the acquisition of HealthMode to build out the Albert division. HealthMode is a digital medicine and therapeutics startup that uses Artificial Intelligence (AI)-enabled digital measurement to increase the precision and speed of clinical research and patient monitoring. With the acquisition, MindMed has gained access to HealthMode’s intellectual property, platforms for clinical drug trials, and its entire twenty-four-person digital medicine team. MindMed will incorporate HealthMode’s machine learning engineering, product development, and operations employees based in Silicon Valley, New York City, Bratislava and Prague into Albert.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

NYU Langone Health Psychedelic Medicine Clinical Training Program

The Company has recently entered into a funding arrangement with NYU Langone Health to establish the NYU Langone Training Program to help the Company understand and prepare for the future Deploy phase of its business plan.

On October 6, 2020, the Company announced a commitment of US$5 million over a five-year period to found and launch a clinical training program focused on psychedelic assisted therapies and psychedelic inspired medicines at NYU Langone Health, one of the United States premier academic medical centers. The NYU Langone Training Program is the first step in a larger initiative to establish a Center for Psychedelic Medicine at NYU Langone Health. The NYU Langone training program is intended to train additional clinical researchers in psychedelic medicines. In addition, the Company hopes to work with NYU Langone and other academic institutions as it prepares for the future Deploy phase of its business plan that will inevitably require training large numbers of medical personnel including psychiatrists to administer psychedelic assisted therapies at scale in the United States. NYU Langone Health will have full and free discretion in using the funds for the development and conduct of the training program and operations of the Center for Psychedelic Medicine. The launch of the Center for Psychedelic Medicine at NYU Langone Health is still subject to additional funding from other partners and parties. It is not anticipated that the Company will generate future revenue from this project.

LEGAL PROCEEDINGS

To our knowledge, there have not been any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, those involving any third party, and governmental proceedings pending or known to be contemplated, which may have, or have had in the recent past, significant effect on our financial position or profitability.

Also, to our knowledge, there have been no material proceedings in which any director, any member of senior management, or any of our affiliates is either a party adverse to us or has a material interest adverse to us.

RESULTS OF OPERATIONS

For the Fourth Quarter of 2020

Overview

Since inception, we have incurred losses while advancing the research and development of our products and processes. Comprehensive loss for the three months ended December 31, 2020 was $13,642,000. The loss was due primarily to general and administrative expenses of $2,987,000 research and development costs of $4,912,000 and share-based payments of $6,518,000.

During the period ended December 31, 2020, MindMed continued to enhance the resources it requires to build its pipeline of opportunities. This included adding personnel and contract resources and ramping up the nonclinical aspects of our activities. In addition, considerable effort was directed towards employing a successful financing strategy.

Research and Development

To date, our resources were focused primarily on the development of our 18-MC and LSD programs and the commencement of related clinical activities. We have commenced clinical studies and have funded data and study acquisitions and have begun to acquire materials required to supply our studies.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Since inception to December 31, 2020, the Company has expended approximately $17,436 on research and development, including consulting and licensing fees, manufacturing costs, clinical research and regulatory data and study acquisition costs, as follows:

Costs	October to December 31, 2020(1) (US$)	July to September 30, 2020(1) (US$)	April to June 30, 2020(1) (US$)	January to March 31, 2020(1) (US$)	Inception to December 31, 2019(1) (US$)	Total(1) (US$)
Payroll, consulting and benefits	842	1,011	627	672	801	3,953
Licensing fees	-	200	-	500	727	1,427
Manufacturing costs	2,161	782	691	207	333	4,174
Clinical research and regulatory expenses	1,323	1,858	930	5	115	4,231
Data and study acquisition cost	346	1,219	690	584	-	2,839
Other	240	272	83	143	73	812
Total	4,912	5,342	3,021	2,112	2,049	17,436

Note:

(1)	All dollar amounts are in thousands.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The table below describes the next stage of each of the Company’s material projects, as well as the anticipated timing and costs required to complete such stage.

Project		Stage of Project	Expected Timing to Complete Stage	Expected Costs to Complete Stage(1) (US$)		Total Proceeds Allocated(1)(2) (US$)
Discover	UHB Liechti Lab clinical trials	Phase 1 randomized placebo controlled trial for MDMA and LSD	Q1 2021 to Q3 2022	740		8,780	(3)
		Phase 1 clinical trial testing various intravenous dosing regimens of DMT	Q1 2021 to Q3 2022	860
		Phase 1 Development of a neutralizer technology intended to shorten and stop the hallucinogenic effects of using LSD during a therapy session	Q4 2020 to Q2 2022	460
		Phase 1 LSD bioequivalence trial	Q1 2021 to Q4 2022	440
		Phase 1 psilocybin trial	Q3 2019 to Q2 2021	540
		Phase 2 clinical trial evaluating LSD for the treatment of cluster headaches	Q1 2019 to Q4 2023	800
	Albert	Beginning stages of assembling a team of technologists, therapists, and clinical drug development experts	To be determined(4)	To be determined	(4)	7,831
Develop	Project Layla	Phase 1 trial evaluating 18-MC	Q2 2020 to Q2 2021	4,000		5,594	(3)
		Phase 2a proof of concept study evaluating 18-MC	Q4 2021 to Q2 2022	5,600
	Project Lucy	Phase 2b clinical trial evaluating experiential doses of LSD in an anxiety disorder	Q4 2021 to Q4 2023	15,000		4,977
	Microdose LSD Program	Phase 2a proof of concept trial for the Microdose LSD Program	Q3 2021 to Q3 2023	3,000 - 4,000		3,084	(3)
Deploy	NYU Langone Health	Investment to found and launch a clinical training program focused on psychedelic assisted therapies and psychedelic inspired medicines	5 years	5,000		N/A	(4)

Notes:

(2)	All dollar amounts are in thousands.

(3)	The “Total Proceeds Allocated” column in the table above sets out the aggregate amounts allocated to each project in the prospectuses related to the Company’s offerings completed on May 26, 2020 (the “May Offering”), October 30, 2020 (the “October Offering”) and December 11, 2020 (the “December Offering”). While the Company anticipates that the amounts described in the “Expected Costs to Complete Stage” column above will be used to complete the next stage of each project, the nature, timing and costs related to future stages of each project are difficult to predict, and as such the amounts above are subject to change. The amounts allocated to each project in the applicable prospectus has been converted to United States dollars based on (i) the May 30, 2020 Bank of Canada exchange rate of US$1.00 = C$1.3785 in respect of the May Offering; (ii) the October 30, 2020 Bank of Canada exchange rate of US$1.00 = C$1.3318 in respect of the October Offering; and (iii) the December 11, 2020 Bank of Canada exchange rate of US$1.00 = C$1.2769 in respect of the December Offering.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

(4)	In the prospectuses related to the May Offering, the October Offering and the December Offering, the Company has also allocated an aggregate of $8,169 towards the chemistry, manufacturing and control of substances such as LSD and 18-MC, among others.

(5)	As Albert is still in its inception stages, the Company is not able to accurately predict a timeline or costs associated with the beginning stages of assembling its team of technologists, therapists, and clinical drug development experts. The Company is evaluating a full budget and strategy for Albert and will make announcements related thereto through is regular continuous and timely disclosure once this process is complete and certain key hires and personnel are in place. The Company anticipates that in 2021 it will undertake a product ideation phase with a digital therapeutic development budget of approximately $7,000 to hire necessary personnel and leadership for the division and initiate new digital therapeutic projects.

(6)	The Company has not specifically allocated proceeds from the Prior Offerings towards the NYU Langone Health program. The Company expects that the costs of such program attributable to the Company will be funded from amounts the Company has previously allocated towards general or other working capital purposes in respect of the Prior Offerings.

The allocation of capital towards the Company’s ongoing projects and programs is largely dependent on the success, or difficulties encountered, in any particular portion of the process and therefore the time involved in completing it; in turn the time and costs associated with completing each step are highly dependent on the incremental results of each step and the results of other programs, and the Company’s need to be flexible to rapidly reallocate capital to projects whose results show the greatest potential. As such, it is difficult for the Company to anticipate the timing and costs associated with taking the projects to their next planned stage, and the Company cannot make assurances that the foregoing estimates will prove to be accurate, as actual results and future events could differ materially from those anticipated. Accordingly, investors are cautioned not to put undue reliance on the foregoing estimates.

Additionally, identifying the timing and costs of such projects beyond their immediate next steps go to the core differentiating factors with respect to the Company and its competitors. The disclosure of prospective costs and timing other than as already disclosed by the Company would negatively impact shareholder value and undermine the Company’s proprietary technology. In keeping with pharmaceutical industry practice, it is the Company’s policy to disclose these details in conjunction with our financial statements, and to publicly disclose published patent applications, published scientific papers, scientific symposia and the attainment of key milestones only. In addition, the premature disclosure of proprietary data would have a material and adverse effect on the Company’s patent and other intellectual property rights and could result in the breach of confidentiality obligations.

General and Administrative

Components of general and administrative expenses were as follows:

	Q4-2020(1) (US$)	Q3-2020(1) (US$)	Q2-2020(1) (US$)	Q1-2020(1) (US$)	May 30 to December 31, 2019(1) (US$)
Payroll, consulting fees and benefits	937	717	308	741	1,174
Legal fees	408	144	231	31	1,045
Accounting and audit	75	98	65	63	312
Marketing and investor relations	782	601	686	312	185
Other	785	19	263	424	389
Total	2,987	1,579	1,553	1,571	3,105

Note:

(1)	All dollar amounts are in thousands.

Finance income and costs and foreign exchange gains and losses

Share-based compensation of $6,518,000 for the quarter resulted from stock options provision ($886,000), from a share-based settlement of a claim ($5,570,000) and from a loan made to a director of the Company to purchase shares of the Company ($62,000). The loan has been accounted for as an option plan since the Company does not have full recourse to the outstanding loan balance.

Finance income for the period ended December 31, 2020 of $2,000 consisted of interest income from the shareholder loan.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

During the quarter ended December 31, 2020, we recorded a net foreign currency gain of $639,000. The net foreign currency gain in the current period reflected a strengthening of the Canadian dollar versus the U.S. dollar while holding a portion of the cash received from financing in Canadian currency. The majority of the cash held has been converted to US dollars.

Prior use of Proceeds

MindMed US Offering

The table below describes the differences between the Company’s anticipated use of the net proceeds from the MindMed US Offering completed by MindMed US in three tranches between December 2019 and February 2020, as disclosed in the management information circular (the “Circular”) of the Company (then called Broadway Gold Mining Ltd.) dated December 29, 2019, and the Company’s actual use of the net proceeds for the MindMed US Offering as of December 31, 2020:

Component	Original Planned Use of Proceeds(1) (C$)	Revised Planned Use of Proceeds(1)(2) (C$)	Revised Planned Use of Proceeds(1)(3) (US$)	Actual Use of Proceeds(1) (US$)	Difference in Amounts(1) (US$)
Research and development	11,500	19,521	14,579	12,559	2,020
General and administration costs	4,600	7,808	5,832	7,830	(1,999)
Working capital	482	819	611	632	(21)
Total	16,582	28,148	21,022	21,022	Nil

Notes:

(2)	All dollar amounts are in thousands.

(3)	At the time of the Circular, the Company anticipated that the proceeds of the MindMed US Offering would be $16,582. Upon closing of the MindMed US Offering, the actual proceeds were $28,808. As a result of holding a portion of the remaining cash in Canadian dollars, there was an unrealized foreign exchange loss of $660, reducing the proceeds of $28,808 to $28,148 in the above table. The planned use of proceeds as disclosed in the Circular has been revised on a pro rata basis in the above table to account for the increased actual proceeds realized from the MindMed US Offering.

(4)	Revised use of proceeds converted to United States dollars based on the February 27, 2020 Bank of Canada exchange rate of US$1.00 = C$1.339.

The actual use of proceeds from the MindMed US Offering differed in certain respects from the anticipated use of proceeds at the time of the Circular. These differences were caused by a number of factors, including that the actual proceeds received from the MindMed US Offering were approximately 70% higher than originally anticipated. Had the anticipated proceeds from the MindMed US Offering at the time of Circular been as high as the actual proceeds, the Company’s estimation of the allocation of proceeds to be put towards research and development versus general and administration costs would likely have been different at the time, as the original planned use of proceeds was not necessarily meant to scale on a one-to-one basis with additional proceeds. Additionally, since the time of the MindMed US Offering and before December 31, 2020, the Company completed the May Offering, the October Offering and the December Offering. The costs related to such offerings also resulted in increased general and administration costs than were anticipated at the time of the Circular.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

May Offering

The table below describes the differences between the Company’s anticipated use of the net proceeds from the May Offering as disclosed in the final prospectus of the Company dated May 21, 2020, and the Company’s actual use of the net proceeds for the May Offering as of December 31, 2020:

Component	Planned Use of Proceeds(1) (C$)	Planned Use of Proceeds(1)(2) (US$)	Actual Use of Proceeds(1) (US$)	Difference in Amounts(1) (US$)
Funding the Company’s collaboration with University Hospital Basel’s Liechti Laboratory, including:	7,200	5,223	3,368	1,855
License fees	1,000	725	700	25
Financial support for studies	3,000	2,176	346	1,830
Clinical trials	2,500	1,814	1,814	Nil
Project management and support	700	508	508	Nil
Other general corporate and working capital, including:	3,110	2,256	998	1,258
Management and contract personnel costs	2,200	1,596	522	1,074
Professional fees	300	218	34	184
Marketing	400	290	290	Nil
Other	210	152	152	Nil
Total	10,310	7,479	4,366	3,113

Notes:

(1)	All dollar amounts are in thousands.

(2)	Use of proceeds converted to United States dollars based on the May 30, 2020 Bank of Canada exchange rate of US$1.00 = C$1.3785.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

October Offering

The table below describes the differences between the Company’s anticipated use of the net proceeds from the October Offering as disclosed in the final prospectus of the Company dated October 26, 2020, and the Company’s actual use of the net proceeds for the October Offering as of December 31, 2020:

	Planned Use of	Planned Use	Actual Use of	Difference in
	Proceeds(1)	of	Proceeds(1)	Amounts(1)
Component	(C$)	Proceeds(1)(2)	(US$)	(US$)
		(US$)
Develop mandate, including:	16,550	12,426	1,461	10,965
Addiction Program (18-MC)	3,800	2,853	Nil	2,853
Microdose LSD Program	1,500	1,126	Nil	1,126
Project Lucy (Experiential LSD)	3,500	2,628	Nil	2,628
Chemistry, manufacturing and control (LSD & 18-MC)	7,750	5,819	1,461	4,358
Discover mandate, including:	2,650	1,990	Nil	1,990
License Fees	1,000	751	Nil	751
R&D	1,650	1,239	Nil	1,239

Other general corporate and working capital purposes, including:	3,800	2,853	1,133	1,720
Management and contract personnel costs	2,700	2,027	416	1,611
Professional fees	300	225	225	Nil
Corporate development, marketing and public and investor relations	800	601	492	109
Total	23,000	18,012	1,133	16,137

Notes:

(1)	All dollar amounts are in thousands.

(2)	Use of proceeds in respect of the October Offering converted to United States dollars based on the October 30, 2020 Bank of Canada exchange rate of US$1.00 = C$1.3318. Use of proceeds in respect of the December Offering converted to United States dollars based on the December 11, 2020 Bank of Canada exchange rate of US$1.00 = C$1.2769.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

December Offering

The table below describes the differences between the Company’s anticipated use of the net proceeds from the December Offering as disclosed in the final prospectus of the Company dated December 7, 2020, and the Company’s actual use of the net proceeds for the December Offering as of December 31, 2020:

	Planned Use of	Planned Use	Actual Use	Difference
	Proceeds(1)	of	of	in
Component	(C$)	Proceeds(1)(2)	Proceeds(1)	Amounts(1)
		(US$)	(US$)	(US$)
Albert digital medicine division:	10,000	7,831	Nil	7,831
Develop mandates, including:	5,500	4,307	Nil	4,307
Microdose LSD Program	2,500	1,958	Nil	1,958
Chemistry, manufacturing and control (LSD, 18-MC and others)	3,000	2,349	Nil	2,349
Other general corporate and working capital purposes, including:	12,219	9,568	224	9,344

Addiction Program (18-MC)	3,500	2,741	Nil	2,741
Project Lucy (experiential LSD)	3,000	2,349	Nil	2,349
R&D collaborations and UHB Liechti Lab	2,000	1,566	Nil	1,566
Management and contract personnel costs	2,718	2,129	Nil	2,129
Professional fees	300	235	224	11
Corporate development, marketing and public and investor relations	700	548	Nil	548
Total	27,719	21,707	224	21,482

Notes:

(1)	All dollar amounts are in thousands.

(2)	Use of proceeds in respect of the October Offering converted to United States dollars based on the October 30, 2020 Bank of Canada exchange rate of US$1.00 = C$1.3318. Use of proceeds in respect of the December Offering converted to United States dollars based on the December 11, 2020 Bank of Canada exchange rate of US$1.00 = C$1.2769.

LIQUIDITY AND CAPITAL RESOURCES

Cash and working capital

Since inception, we have financed our operations primarily from the issuance of equity and from interest income on funds available for investment. Our primary capital needs are for funds to support our scientific research and development activities including staffing, manufacturing, preclinical studies, clinical trials, administrative costs and for working capital.

We have experienced operating losses and cash outflows from operations since incorporation, will require ongoing financing in order to continue our research and development activities and we have not earned any revenue or reached successful commercialization of our products. Our future operations are dependent upon our ability to finance our cash requirements which will allow us to continue our research and development activities and the commercialization of our products. There can be no assurance that we will be successful in continuing to finance our operations.

On February 18, 2020, MindMed US completed the second tranche of the MindMed US Offering, issuing a total of 37,105,370 MindMed Class D Shares at a price of CAD$0.33 ($0.25) per share for gross proceeds of $9,227,000. On closing of the second tranche, MindMed issued Canaccord Genuity Corp. (“Canaccord”), as agent, 2,596,376 compensation warrants.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

On February 26, 2020, MindMed US completed the third tranche of the MindMed US Offering, issuing a total of 41,227,788 MindMed Class D Shares at a price of CAD$0.33 ($0.25) per share for gross proceeds of $10,252,000. On closing of the third tranche, MindMed US issued Canaccord 2,045,945 compensation warrants and Eight Capital, as advisory agent, 840,000 compensation warrants.

As of February 26, 2020, Broadway had 49,860,200 Broadway common shares (“Broadway Common Shares”) issued and outstanding; pursuant to the Arrangement Agreement, Broadway Common Shares were consolidated on an eight to one (8:1) basis and converted to Subordinate Voting Shares.

On May 26, 2020, the Company completed a bought deal financing resulting in the issuance of 24,953,850 units at a price per unit of CAD$0.53 for gross proceeds of $9,582,000. Each unit comprised one Subordinate Voting Share and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a “May Warrant”). Each May Warrant is exercisable at CAD$0.79 until May 26, 2022.

On October 30, 2020, the Company completed a bought deal financing resulting in the issuance of 27,381,500 units of the Company at a price per unit of CAD$1.05 for gross proceeds of CAD$28,751,000. Each unit comprised one Subordinate Voting Share of the Company and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, an "October Warrant"). Each October Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$1.40 until October 30, 2023.

On December 11, 2020, the Company completed a bought deal financing resulting in the issuance of 18,170,000 units of the Company at a price per unit of CAD$1.90 for gross proceeds of CAD$34,523,000. Each unit comprised one Subordinate Voting Share of the Company and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a "December Warrant"). Each December Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$2.45 until December 11, 2023.

Our cash and working capital as at December 31, 2020 were $80,094,000 and $78,592,000 respectively. The increase in cash was due mainly to the $97,381,000 of net financings mentioned above net of the cash used in operations of $23,916,000.

Cash flows from operating activities

Cash used in operating activities of $24,179,000 for the year ended December 31, 2020 was mainly due to the comprehensive loss of $35,359,000, offset by non-cash share-based payments of $8,810,000 and the non-cash portion of the reverse takeover transaction cost of $1,539,000.

Cash flows from financing activities

Cash provided by financing activities totaled $97,381,000 for the year ended December 31, 2020.

Contractual Obligations and Contingencies

We enter into research, development and license agreements in the ordinary course of business where we receive research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which is uncertain.

We periodically enter into research and license agreements with third parties that include indemnification provisions customary in the industry. These indemnities generally require us to compensate the other party for certain damages and costs incurred as a result of claims arising from research and development activities undertaken by us or on our behalf. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions could be unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the indemnification obligations prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay. Historically, we have not made any indemnification payments under such agreements and no amount has been accrued in our financial statements with respect to these indemnification obligations.

Other than as disclosed below, we did not have any contractual obligations relating to long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our statement of financial position as at December 31, 2020:

	Payment due by period(4)
Contractual Obligations(1)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Purchase obligations(2)	$8,586	$8,586	$-	$-	$-

Notes:

(1)	Contractual obligations in the above table do not include amounts in accounts payable and accrued liabilities on our statement of financial position as at December 31, 2020.

(2)	Purchase obligations include all non-cancellable contracts, and all cancellable contracts with $5,000 or greater remaining committed at the period end including agreements related to the conduct of our clinical trials, preclinical studies and manufacturing activities.

(3)	All dollar amounts are in thousands.

DESCRIPTION OF SHARE CAPITAL

The continuity of the number of our issued and outstanding shares from May 30, 2019 to the date of the reverse takeover transaction is presented below. Prior to the completion of the reverse takeover transaction, the share capital of MindMed US was reported. Subsequent to that date, share capital of MindMed is reported:

Mind Medicine, Inc. Share Capital

	Class A Voting	Class B Voting	Class C Non-Voting	Class D Non-Voting	Total
Acquisition of 18-MC program	55,000,000	-	-	-	55,000,000
Class B shares	-	35,000,000	-	-	35,000,000
Private placement	-	-	46,993,671	-	46,993,671
Private placement	-	-	-	10,000,000	10,000,000
Director compensation	-	-	-	725,025	725,025
Offering - First Tranche	-	-	-	18,771,897	18,771,897
Balance, December 31, 2019	55,000,000	35,000,000	46,993,671	29,496,922	166,490,593
Offering - Second Tranche	-	-	-	37,105,370	37,105,370
Employee termination expense	-	-	-	100,000	100,000
Offering - Third Tranche	-	-	-	41,227,788	41,227,788
Shares exchanged under Arrangement	(55,000,000)	(35,000,000)	(46,993,671)	(107,930,080)	(244,923,751)
Balance after Arrangement	-	-	-	-	-

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Mind Medicine (MindMed) Inc. Share Capital

	Subordinate Voting	Multiple Voting	Total Voting Rights
Broadway share consolidation	6,232,525	-	6,232,525
Shares exchanged under Arrangement	189,923,751	-	189,923,751
Shares exchanged under Arrangement	-	550,000	55,000,000
Bought deal financing	70,505,350	-	70,505,350
Options exercised	2,563,073	-	2,563,073
Warrants exercised	31,420,721	-	31,420,721
Share-based payments	3,000,000	-	3,000,000
Director compensation	2,489,740	-	2,489,740
Balance, December 31, 2020	306,135,160	550,000	361,135,160

Share capital issued – for the period ended December 31, 2019

In July 2019, 55,000,000 Class A Shares were issued for the acquisition of the 18-MC program.

In July 2019, 35,000,000 Class B Shares were issued to the founders of MindMed US for gross proceeds of $4,000.

In September 2019, Mind Med US completed a non-brokered private placement financing and sold 45,972,630 Class C Shares at a price of $0.10 per share yielding gross proceeds of $4,597,000. MindMed US also settled an outstanding loan of $100,000 and interest owing of $2,000 through the issuance of 1,021,041 Class C Shares to a member of the Board of Directors of MindMed US. Total Class C Shares issued were 46,993,671 for proceeds of $4,699,367.

Also, in September 2019, MindMed US sold 10,000,000 Class D Shares to two directors of MindMed US at a price of $0.10 per share, yielding gross proceeds of $1,000,000 to MindMed US.

In December 2019, MindMed US entered into an agency agreement with Canaccord and completed the first tranche of the MindMed US Offering, issuing a total of 18,771,897 Class D Shares at a price of CAD$0.33 ($0.25) per share for gross proceeds of $4,727,000, before deducting cash share issuance costs of $443,000. On closing of the first tranche, MindMed US issued an aggregate of 1,314,033 compensation warrants to Canaccord.

Share capital issued – for the year ended December 31, 2020

On February 18, 2020, MindMed US completed the second tranche of the MindMed US Offering, issuing a total of 37,105,370 Class D Shares at a price of CAD$0.33 ($0.25) per share for gross proceeds of $9,227,000. On closing of the second tranche, MindMed US issued Canaccord, as agent, 2,596,376 compensation warrants.

On February 18, 2020, MindMed US issued 100,000 Class D Shares to a former executive of the Company.

On February 26, 2020, MindMed US completed the third tranche of the MindMed US Offering, issuing a total of 41,227,788 Class D Shares at a price of CAD$0.33 ($0.25) per share for gross proceeds of $10,252,000. On closing of the third tranche of the MindMed US Offering, MindMed US issued Canaccord, as agent, 2,045,945 compensation warrants and Eight Capital, as advisory agent, 840,000 compensation warrants.

Pursuant to the Arrangement Agreement, 244,923,751 Class A Shares were exchanged for Subordinate Voting Shares or Multiple Voting Shares. Pursuant to the Arrangement Agreement, 1,000 common shares of MindMed US were issued to Broadway in consideration of the issuance of the Subordinate Voting Shares and Multiple Voting Shares.

As of February 26, 2020, Broadway had 49,860,200 Broadway Common Shares issued and outstanding; pursuant to the Arrangement Agreement, Broadway Common Shares were consolidated on an eight-for-one (8:1) ratio and converted to Subordinate Voting Shares.

Pursuant to the Arrangement Agreement, all Class A Shares were converted to either: (a) Subordinate Voting Shares; or (b) Multiple Voting Shares (55,000,000 Class A Shares converted to 550,000 Multiple Voting Shares).

On May 26, 2020, the Company completed the May Offering resulting in the issuance of 24,953,850 units at a price per unit of CAD$0.53 ($0.38) for gross proceeds of $9,582,000. Each unit comprised one Subordinate Voting Share and one-half of one May Warrant. Each May Warrant is exercisable at CAD$0.79 ($0.57) until May 26, 2022.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

On October 30, 2020, the Company completed the October Offering resulting in the issuance of 27,381,500 units of the Company at a price per unit of CAD$1.05 ($0.79) for gross proceeds of CAD$28,751,000 ($22,075,000). Each unit comprised one Subordinate Voting Share of the Company and one-half of one October Warrant. Each October Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$1.40 ($1.05) until October 30, 2023. Also in connection with this transaction, the Company issued 1,090,200 compensation warrants to its agent. Total cash share issuance costs of $1,589,000 were deducted from the gross proceeds.

On December 11, 2020, the Company completed the December Offering resulting in the issuance of 18,170,000 units of the Company at a price per unit of CAD$1.90 ($1.49) for gross proceeds of CAD$34,523,000 ($26,506,000). Each Unit comprised one Subordinate Voting Share of the Company and one-half of one December Warrant. Each December Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$2.45 ($1.92) until December 11, 2023. Also in connection with this transaction, the Company issued 1,624,290 compensation warrants to its agent. Total cash share issuance costs of $2,197,000 were deducted from the gross proceeds.

During 2020, warrants were exercised resulting in the issuance of 31,420,721 Subordinate Voting Shares for proceeds of $24,477,000.

During 2020 options were exercised resulting in the issuance of 2,563,073 Subordinate Voting Shares resulting in proceeds of $648,000.

Fully Diluted Share Capital

The number of issued and outstanding Subordinate Voting Shares on a fully converted basis as at December 31, 2020 was as follows:

Number of Subordinate Voting Share Equivalents
Subordinate Voting	306,135,160
Multiple Voting	55,000,000
Unvested portion of director loan shares	1,785,235
Stock Options	22,592,427
Compensation Warrants	1,090,200
Financing Warrants	14,087,675
Total – December 31, 2020	400,690,697

TREND INFORMATION

Historical patterns of expenditures cannot be taken as an indication of future expenditures. The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the number of research and development programs being undertaken at any one time, the stage of the development programs, the timing of significant expenditures for manufacturing, toxicology and pharmacology studies and clinical trials and the availability of funding from investors and prospective commercial partners.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Selected Quarterly Financial Information

	Q4 - 2020	Q3 – 2020	Q2 – 2020	Q1 – 2020	Q4 - 2019	Q3 - 2019	Q2 – 2019
Revenue	-	-	-	-	-	-	-
Research and development	4,912	5,342	3,021	2,112	1,598	425	26
General and administrative	2,987	1,579	1,553	1,571	1,995	1,045	65
Listing expense	-	-	30	2,142	-	-	-
Net loss for the period	(13,925)	(8,635)	(5,757)	(7,021)	(3,766)	(1,617)	(91)
Basic and diluted net loss per share	0.04	0.03	0.02	0.04	0.02	0.03	0
Cash and funds held in trust	80,094	18,235	24,068	20,508	6,702	4,822	59
Total assets	85,644	23,683	29,848	26,226	11,9612	10,222	59

Note: Dollar amounts are in thousands.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the interpretations of the IFRS Interpretations Committee “IFRIC”, effective for the Company’s reporting for the year ended December 31, 2020.

Research and development expenses increased throughout 2019 and into 2020 due to costs associated with clinical trials, costs of preparing drug substance for clinical trials and the amortization of intangibles related to the acquisition of the 18-MC program. The net loss increased in the first quarter of 2020 primarily due to transaction costs related to the completion of the Arrangement. The net loss increased throughout 2020 due to the growth of the Company’s staffing and the advancement of clinical studies and manufacturing of required compounds. Discussion of the programs and the Company’s advancement is discussed further in the “Business” section of this document. Cash has increased due to the successful completion of financings during the periods.

Functional and Presentation Currency

These consolidated financial statements are presented in United States dollars, which is the Company’s presentation currency. The functional currency of the Company and its subsidiaries are as follows:

Mind Medicine (MindMed) Inc.	Canadian dollar
Mind Medicine, Inc. (US operating company)	US dollar
MindMed Pty Ltd. (Australian subsidiary)	US dollar
Mind Med Discover GmbH (Swiss subsidiary)	Swiss franc

The Company and its subsidiaries assess their functional currency individually. The functional currency of each of the Company’s subsidiaries is the currency of the primary economic environment in which each entity operates. Determination of functional currency involves certain judgments to determine the primary economic environment and this is re-evaluated for each new entity or if conditions change.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

TRANSACTIONS BETWEEN RELATED PARTIES

For the year ended December 31, 2020, the key management personnel of the Company were the board of directors, Executive Chair & Co-Chief Executive Officer, Co-Chief Executive Officer & Head of Investor Relations, President, Chief Medical Officer, Chief Scientific Officer, Chief Operating Officer and Chief Financial Officer.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Compensation for key management personnel of the Company for the year ended December 31, 2020 consisted of consulting fees, short-term benefits and other compensation of $2,389,000.

The Company incurred legal fees of $1,469,000 to companies controlled by a director of the Company during the year ended December 31, 2020.

As at December 31, 2020 the Company had accounts payable and accrued liabilities outstanding of $93,000 to a company controlled by a director for legal services.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities and the determination of our ability to continue as a going concern. Actual results could differ materially from these estimates and assumptions. We review our estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements have been set and are more fully described in note 3 of our audited financial statements for the period ended December 31, 2020.

ACCOUNTING POLICIES

Our significant accounting policies are set out in note 2 to our audited financial statements for the period ended December 31, 2020. This MD&A should be read in conjunction with the audited consolidated financial statements for the period ended December 31, 2020.

Other accounting standards or amendments to existing accounting standards that have been issued, but have future effective dates, are either not applicable or are not expected to have a significant impact on our financial statements.

FINANCIAL INSTRUMENTS

Fair value

Fair Value Measurement provides a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs are those that reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions with respect to how market participants would price an asset or liability. These two inputs used to measure fair value fall into the following three different levels of the fair value hierarchy:

Level 1 Quoted prices in active markets for identical instruments that are observable.

Level 2 Quoted prices in active markets for similar instruments; inputs other than quoted prices that are observable and derived from or corroborated by observable market data.

Level 3 Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The hierarchy requires the use of observable market data when available.

Cash and accounts payable and accrued liabilities are all short-term in nature and, as such, their carrying values approximate fair values. The derivative liability – foreign currency warrants are valued as Level 1 in the hierarchy, using trading values established in an active market.

Risks

The Company has exposure to credit risk, liquidity risk, interest rate risk and currency risk. The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Audit Committee of the board of directors is responsible for reviewing the Company’s risk management policies.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

(a)           Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash. The carrying amount of these financial assets represents the maximum credit exposure. Cash and funds held in trust are on deposit with major Swiss, American and Canadian chartered banks and the Company may invest in high-grade short-term instruments.

(b)           Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is a development stage company and is reliant on external fundraising to support its operations. Once funds have been raised, the Company manages its liquidity risk by investing in cash and short-term instruments to provide regular cash flow for current operations. It also manages liquidity risk by continuously monitoring actual and projected cash flows. The board of directors reviews and approves the Company’s operating and capital budgets, as well as any material transactions not in the ordinary course of business.

(c)           Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds its cash in bank accounts or high-interest money market accounts that have a variable rate of interest. The Company manages its interest rate risk by holding highly liquid short-term instruments and by holding its investments to maturity, where possible. The Company had no material interest income during the quarter.

(d)           Currency risk

The Company is exposed to currency risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the portion of the Company’s business transactions and balances denominated in currencies other than the United States dollar.

Exposure to Foreign Currency (in USD)	Cash	Payables	Expenses Year ended Dec 31, 2020
Canadian Dollars	$1,568	$(207)	$1,794
Australian Dollars	117	(62)	2,165
Swiss Francs	228	(63)	2,820
Swedish Krona	-	(14)	14
Euro	-	(130)	239
British Pounds	-	-	27
Total, Dec 31, 2020	$1,913	$(476)	$7,059

Therefore, a 1% change in the USD exchange rate would have a net impact on foreign currency balances as at December 31, 2020 of $14. Also, a 1% change in the USD exchange rate on expenditures would have a net impact during the period of $71 assuming that all other variables remained constant.

SUBSEQUENT EVENTS

On January 7, 2021, the Company announced that it had closed a bought deal short form prospectus offering. In connection with the offering, the Company issued 20,930,000 units at a price per unit of CAD$4.40 for gross proceeds of CAD$92,092,000. Each unit comprised one Subordinate Voting Share of the Company and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a “January Warrant”). Each January Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$5.75 until January 7, 2024.

On February 26, 2021, the Company announced that it had closed the acquisition of HealthMode, Inc., a digital medicine and therapeutics company. In consideration for the acquisition of HealthMode, MindMed has issued 81,833 Multiple Voting Shares of MindMed (equivalent to 8,183,300 Subordinate Voting Shares) and paid approximately CAD$286,000 in cash. All Multiple Voting Shares issued pursuant to the acquisition were issued at a price of CAD$385.87, which is equivalent to CAD$3.8587 per underlying Subordinate Voting Share. The CAD$3.8587 market price was calculated using the five-day volume weighted average trading price of the Subordinate Voting Shares of MindMed, as reported by the NEO Exchange as at the close of business on January 19, 2021, which was the date on which the parties entered into a non-binding letter of intent.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

As part of the Acquisition, MindMed has agreed to assume 7,891 outstanding HealthMode options at an exchange ratio of one HealthMode option for 4.260451 options of MindMed issuable under MindMed’s stock option plan. Each MindMed option issued will be fully vested and be exercisable into one Subordinate Voting Share at an exercise price of $0.02 per share (taking into account the exchange ratio).

On March 9, 2021, the Company announced that it had closed a private placement offering. In connection with the offering, the Company issued 6,000,000 units (the “March Units”) at a price per unit of CAD$3.25 for gross proceeds of CAD$19,500,000. Each unit comprised one Subordinate Voting Share of the Company and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a “March Warrant”). Each March Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of CAD$4.40 until March 9, 2024. The Subordinate Voting Shares and March Units issued pursuant to this private placement offering are subject to statutory hold periods expiring on July 10, 2021.

RISK FACTORS

The following information sets forth material risks and uncertainties that may affect our business, including our future financing and operating results and could cause our actual results to differ materially from those contained in forward-looking statements we have made in this MD&A. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. Further, if we fail to meet the future expectations of the public market in any given period now that the Company’s shares are listed, the market price of our Subordinate Voting Shares could decline. The Company operates in a highly competitive environment that involves significant risks and uncertainties, some of which are outside of our control.

Risks Related to the Company’s Financial Position and Need for Additional Capital

The Company expects to incur future losses and may never become profitable

The Company has historically incurred losses and incurred an operating loss for the year ending December 31, 2020. The Company believes that operating losses will continue as the Company is planning to incur significant costs associated with its research and development initiatives. The Company’s net losses have had and will continue to have an adverse effect on, among other things, shareholders’ equity, total assets and working capital. The Company expects that losses will fluctuate from quarter to quarter and year to year, and that such fluctuations may be substantial. The Company cannot predict when it will become profitable, if at all.

Negative operating cash flow

The Company has negative cash flow from operating activities and has historically incurred net losses. There is no assurance that sufficient revenues will be generated in the near future. To the extent that the Company has negative operating cash flows in future periods, it may need to deploy a portion of its existing working capital to fund such negative cash flows. The Company will be required to raise additional funds through the issuance of additional equity securities or through loan financing. There is no assurance that additional capital or other types of financing will be available if needed or that these financings will be on terms at least as favourable to the Company as those previously obtained, or at all.

The Company will require additional capital to finance its operations, which may not be available to the Company on acceptable terms, or at all

As a research and development company, MindMed expects to spend a substantial amount of money to continue the research, development and testing of its product candidates and to prepare to commercialize products subject to approvals from the FDA in the United States and similar regulatory authorities in the other jurisdictions in which the Company operates, including Australia, Switzerland and the Netherlands. The Company will also require significant additional funds if it expands the scope of its current clinical plans or if it were to acquire any new assets and advance their development. As a result, for the foreseeable future, the Company will have to fund all of its operations and development expenditures from cash on hand, equity financings, through collaborations with other biotechnology or pharmaceutical companies or through financings from other sources. If it does not succeed in raising additional funds on acceptable terms, the Company might not be able to complete planned preclinical studies and clinical trials or pursue and obtain approval of any product candidates from the FDA and other regulatory authorities. It is possible that future financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the achievement of the Company’s corporate goals, the results of scientific and clinical research, the ability to obtain regulatory approvals, the state of the capital markets generally and with particular reference to drug development companies, the status of strategic alliance agreements and other relevant commercial considerations. If adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its product development programs, or obtain funds through corporate partners or others who may require the Company to relinquish significant rights to product candidates or obtain funds on less favourable terms than the Company would otherwise accept. To the extent that external sources of capital become limited or unavailable or available on onerous terms, the Company’s intangible assets and its ability to continue its clinical development plans may become impaired, and the Company’s assets, liabilities, business, financial condition and results of operations may be materially or adversely affected.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company currently has no product revenue and will not be able to maintain its operations and research and development without additional funding

To date, the Company has generated no product revenue and cannot predict when and if it will generate product revenue. The Company’s ability to generate product revenue and ultimately become profitable depends upon its ability, alone or with partners, to successfully develop its product candidates, obtain regulatory approval, and commercialize products, including any of its current product candidates, or other product candidates that it may develop, in-license or acquire in the future. The Company does not anticipate generating revenue from the sale of products for the foreseeable future. The Company expects its research and development expenses to increase in connection with its ongoing activities, particularly as it advances its product candidates through clinical trials.

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates

The Company may be adversely affected by foreign currency fluctuations. To date, the Company has been primarily funded through equity issuances and from interest income on funds available for investment, which are primarily denominated in Canadian dollars. A significant portion of the Company’s expenditures are also in currencies other than Canadian dollars, and the Company is therefore subject to foreign currency fluctuations which may, from time to time, impact its financial position and results of operations.

Risks Related to the Company’s Business and Industry

Violations of laws and regulations could result in repercussions, and psychedelic inspired drugs may never be approved as medicines and psychedelic assisted therapy may face similar challenges

In the United States, certain psychedelic drugs, including lysergic acid diethylamide (LSD), ibogaine, methylenedioxy-methylamphetamine (MDMA), dimethyltryptamine (DMT) and psilocybin, are classified as Schedule I drugs under the CSA (21 U.S.C. § 801 et seq.) and the Controlled Substances Import and Export Act (21 U.S.C. § 951 et seq.) and as such, medical and recreational use is illegal under U.S. federal law. Certain other jurisdictions in which the Company currently operates, including Australia, Switzerland and the Netherlands, have similarly regulated certain psychedelic drugs. There is no guarantee that psychedelic drugs or psychedelic inspired drugs will ever be approved as medicines in any jurisdiction in which the Company operates. Similarly, no psychedelic assisted therapies have been approved to date and there is no guarantee that any psychedelic assisted therapies that the Company is exploring will ever be approved in any jurisdiction in which the Company operates. MindMed’s programs involving Schedule I drugs are conducted in strict compliance with the laws and regulations regarding the production, storage and use of Schedule I drugs. As such, all facilities engaged with such substances by or on behalf of MindMed do so under current licenses and permits issued by appropriate federal, state and local governmental agencies. While MindMed is focused on programs using psychedelic inspired compounds, MindMed does not have any direct or indirect involvement with the illegal selling, production or distribution of any substances in the jurisdictions in which it operates and does not intend to have any such involvement. However, the laws and regulations generally applicable to the industries in which the Company is involved in may change in ways currently unforeseen. Any amendment to or replacement of existing laws or regulations, including the classification or re-classification of the substances the Company is developing or working with, which are matters beyond the Company's control, may cause the Company’s business, financial condition, results of operations and prospects to be adversely affected or may cause the Company to incur significant costs in complying with such changes or it may not be able to comply with such changes at all. A violation of any U.S. federal laws and regulations, such as the CSA and Controlled Substances Import and Export Act, or of similar legislation in the jurisdictions in which it operates, including Australia, Switzerland and the Netherlands, could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either government entities in the jurisdictions in which the Company operates, or by private citizens, or through criminal charges. The loss of the necessary licenses and permits for Schedule I drugs could have an adverse effect on MindMed’s operations.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Research and development of drugs targeting the central nervous system is particularly difficult, which makes it difficult to predict and understand why such drugs have a positive effect on some patients but not others

Discovery and development of new drugs targeting central nervous system disorders are particularly difficult and time-consuming, as evidenced by the higher failure rate for new drugs for central nervous system disorders compared with most other areas of drug discovery. Any setbacks in the Company’s clinical development could have a material adverse effect on its business and operating results. In addition, any later stage clinical trials may present challenges related to conducting adequate and well-controlled clinical trials, including designing an appropriate comparator arm in trials given the potential difficulties related to maintaining the blinding during the trial or placebo or nocebo effects.

Due to the complexity of the human brain and the central nervous system, it can be difficult to predict and understand why a drug may have a positive effect on some patients but not others and why some individuals may react to the drug differently from others. Moreover, if patients being treated in clinical trials have previously been treated with other drugs or therapies, the prior use of such drugs or therapies concurrently or up to two weeks prior to administration may interfere with the mechanism of action of or response to, the Company’s therapies. Further, the size and heterogenous nature of certain populations that the Company studies may further result in different reactions and impact the effectiveness of the Company’s investigational therapies. All of these factors may make it difficult to assess the prior use or the overall efficacy of the Company’s therapies.

Failure to comply with health and data protection laws and regulations could lead to federal, state or provincial government enforcement actions, including civil or criminal penalties, private litigation, and adverse publicity and could negatively affect MindMed’s operating results and business

The Company and any potential collaborators may be subject to federal, state and provincial data protection laws and regulations in the jurisdictions in which it operates, such as laws and regulations that address privacy and data security. In addition, the Company may obtain health information from third parties, including research institutions from which the Company obtains clinical trial data, which are subject to privacy and security requirements under applicable laws. Depending on the facts and circumstances, the Company could be subject to significant civil, criminal, and administrative penalties if the Company obtains, uses, or discloses individually identifiable health information maintained by entities covered by applicable health and data protection laws in a manner that is not authorized or permitted by such laws.

Compliance with privacy and data protection laws and regulations could require the Company to take on more onerous obligations in the Company’s contracts, restrict the Company’s ability to collect, use and disclose data, or in some cases, impact the Company’s ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, or adverse publicity and could negatively affect the Company’s operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom the Company or its potential collaborators obtain personal information, as well as the providers who share this information with the Company, may limit the Company’s ability to collect, use and disclose the information. Claims that the Company has violated individuals’ privacy rights, failed to comply with data protection laws, or breached the Company’s contractual obligations, even if the Company is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm the Company’s business.

If the Company is not able to establish, maintain and enhance the Company’s reputation and brand recognition, the Company’s business, financial condition and results of operations will be harmed

MindMed believes that establishing, maintaining and enhancing the Company’s reputation and brand recognition is critical to the Company’s relationships with existing and future therapists, patients and collaborators. The promotion of the Company’s brand may require it to make substantial investments and MindMed anticipates that, as its market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses the Company incurs and the Company’s business, financial condition and results of operations could be harmed. In addition, any factor that diminishes the Company’s reputation or that of its management, including failing to meet the expectations of its network of therapists, patients and collaborators, could harm its reputation and brand and make it substantially more difficult for the Company to attract new therapists, patients and collaborators. If the Company does not successfully establish, maintain and enhance the Company’s reputation and brand recognition, its business may not grow and the Company could lose its relationships with therapists, patients and collaborators, which would harm the Company’s business, financial condition and results of operations.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Because MindMed is subject to environmental, health and safety laws and regulations, the Company may become exposed to liability and substantial expenses in connection with environmental compliance or remediation activities which may adversely affect the Company’s business and financial condition

The Company’s operations, including its research, development and testing, although primarily conducted by third parties, are nonetheless subject to numerous foreign, federal, state, provincial and local environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials, such as chemical solvents, human cells, carcinogenic compounds, mutagenic compounds and compounds that have a toxic effect on reproduction, laboratory procedures and exposure to blood-borne pathogens.

Although the Company contracts all manufacturing to third parties, it may nonetheless incur significant costs to comply with current or future environmental and health and safety laws and regulations. Furthermore, if the Company fails to comply with such laws and regulations, the Company could be subject to fines or other sanctions. As with other companies engaged in similar activities, the Company faces a risk of environmental liability inherent in its current and historical activities, including liability relating to releases of, or exposure to, hazardous materials and, as a result, may incur material liability as a result of any such releases or exposures. Environmental, health and safety laws and regulations are becoming more stringent. The Company may incur substantial expenses in connection with any current or future environmental compliance or remediation activities, in which case, research and development efforts may be interrupted or delayed and the Company’s financial condition and results of operations may be materially adversely affected. In the event of an accident involving hazardous materials, an injured party may seek to hold the Company liable for any damages that result.

Unfavourable publicity or consumer perception of psychedelic inspired medicine may have an adverse impact on the Company’s operational results, consumer base and financial results

The psychedelic drug industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the psychedelic inspired medicinal applications. The success of the industry in which the Company operates may be significantly influenced by the public’s perception of psychedelic inspired medicinal applications. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of psychedelic inspired products. There is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to psychedelic inspired medicine will be favorable to the market or any particular product, or consistent with earlier research or findings. The industry in which the Company operates is in its early stages and is constantly evolving, with no guarantee of viability. The market for psychedelic inspired medicines is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion relating to the consumption of psychedelic inspired medicines may have a material adverse effect on the Company’s operational results, consumer base and financial results. While the Company is focused on programs using psychedelic inspired compounds, and does not advocate for the legalization of any psychedelic substances or deal with psychedelic substances except within laboratory and clinical trial settings conducted within approved regulatory frameworks, any unfavourable publicity or consumer perception regarding psychedelic substances (in addition to psychedelic inspired medicines) could also have a material adverse effect on the Company’s operational results, consumer base and financial results.

In addition, research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy and dosing of psychedelic drugs remains in early stages. There have been relatively few clinical trials on the benefits. Although the Company believes that various articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy and dosing of psychedelic inspired medicines, future research and clinical trials may prove such statements to be incorrect or could raise concerns. Future research studies and clinical trials may draw opposing conclusions to those stated in this AIF management discussion and analysisor reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to psychedelic inspired medicinal applications, which could have a material adverse effect on the demand for the Company’s products, and therefore on its business, prospects, revenue, results of operation and financial condition.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The results of future clinical research may be unfavorable to psychedelic inspired medicines, which may have a material adverse effect on the demand for the Company’s products

The psychedelic drug industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the psychedelic inspired medicinal applications. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of psychedelic inspired products. There can be no assurance that future scientific research or findings will be favorable to the market or any particular product, or consistent with earlier research or findings. Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy and dosing of psychedelic drugs remains in early stages. There have been relatively few clinical trials on the benefits. Although the Company believes that various articles, reports and studies support the Company’s beliefs regarding the medical benefits, viability, safety, efficacy and dosing of psychedelic inspired medicines, future research and clinical trials may prove such statements to be incorrect or could raise concerns. Future research studies and clinical trials may draw opposing conclusions to those stated in this management discussion and analysis or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to psychedelic inspired medicinal applications, which could have a material adverse effect on the demand for the Company’s products, and therefore on its business, prospects, revenue, results of operation and financial condition.

The Company may be subject to heightened scrutiny by United States and Canadian authorities, which could ultimately lead to the market for Subordinate Voting Shares becoming highly illiquid and the Company’s shareholders having no ability to effect trades in Subordinate Voting Shares

The Company’s Subordinate Voting Shares are traded on the NEO Exchange and on the OTCQB in the United States. The Company’s business, operations and investments in the United States, and any future business, operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in the United States or any other jurisdiction.

Information about the Company posted to social media platforms may be inaccurate or adverse to the Company’s interests, each of which may harm the Company’s business, financial condition and results of operations

There has been a recent marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability and impact of information on social media platforms is virtually immediate and many social media platforms publish user-generated content without filters or independent verification as to the accuracy of the content posted. Information posted about the Company may be adverse to the Company’s interests or may be inaccurate, each of which may harm the Company’s business, financial condition and results of operations.

The Company’s prospects depend on the success of its product candidates which are at early stages of development, and it may not generate revenue for several years, if at all, from these products

Given the early stage of the Company’s product development, the Company can make no assurance that its research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, the Company, alone or with others, must successfully develop, gain regulatory approval for, and market its future products. The Company currently has no products that have been approved by the FDA or any similar regulatory authority in other countries. To obtain regulatory approvals for its product candidates that are in development and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy. While the Company has commenced clinical trials for 18-MC, the Company has not yet completed later stage clinical trials for any of its product candidates.

Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause the Company or its collaborators to abandon commitments to that program. Positive results of early preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favourable outcomes in later-stage clinical trials, and the Company can make no assurance that any future studies, if undertaken, will yield favourable results.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The early stage of MindMed’s product development makes it particularly uncertain whether any of its product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of its product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. If the Company is successful in developing its current and future product candidates into approved products, the Company will still experience many potential obstacles, which would affect the Company’s ability to successfully market and commercialize such approved products, such as the need to develop or obtain manufacturing, marketing and distribution capabilities, price pressures from third-party payors, or proposed changes in health care systems. If the Company is unable to successfully market and commercialize any of its products, its financial condition and results of operations may be materially and adversely affected.

The Company can make no assurance that any future studies, if undertaken, will yield favorable results. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and MindMed cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or any similar regulatory authority approval. If the Company fails to produce positive results in its future clinical trials of 18-MC, LSD and other programs, the development timeline and regulatory approval and commercialization prospects for MindMed’s product candidates, and, correspondingly, its business and financial prospects, would be materially adversely affected.

The Company relies and will continue to rely on third parties to plan, conduct and monitor its preclinical studies and clinical trials, and its failure to perform as required could cause substantial harm to its business

The Company relies and will continue to rely on third parties to conduct a significant portion of its preclinical and clinical development activities. Preclinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. If there is any dispute or disruption in the Company’s relationship with third parties, or if it is unable to provide quality services in a timely manner and at a feasible cost, MindMed’s active development programs will face delays. Further, if any of these third parties fail to perform as the Company expects or if their work fails to meet regulatory requirements, MindMed’s testing could be delayed, cancelled or rendered ineffective.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company is likely to be reliant on third parties to implement and staff the Albert digital medicine division plan, and its failure to attract third parties to build out the division could cause substantial harm to its business

The Albert digital medicine division aims to have a team of technologists, therapists, and clinical drug development experts to help the Company research, develop and build an integrated technical platform and comprehensive toolset aimed at delivering psychedelic inspired medicines and therapies combined with digital therapeutics. Many of these experts will be external third parties to the Company, and the Company will aggregate these various parties and potential therapies for a significant portion of these therapies. If there is any dispute or disruption in the Company’s relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, the development of the Albert division could face delays. Further, if any of these third parties fail to perform as the Company expects, or if their work fails to meet regulatory requirements, or if MindMed is unable to attract third parties to participate in Albert, or if they are unable to meet the Company’s timetable and requirements, the Company may be delayed in the development of its Albert division or may not be able to develop it at all.

Additionally, arrangements with third parties, collaborations and in-licenses could involve numerous risks, including, but not limited to:

(1)        substantial cash expenditures;
(2)        technology development risks;
(3)        difficulties in assimilating the products, therapies and offerings of the third parties; and
(4)        diverting the Company’s management’s attention away from other business concerns.

The process of drug development activities is dependent on a number of factors, and any unforeseen disruption could negatively impact the Company’s ability to make regulatory submissions, initiate nonclinical or clinical studies, or meet other development milestones

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MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The progress of drug development activities, including the supply of investigational material, is dependent on a number of factors, including but not limited to: availability of starting materials, solvents, reagents, excipients, manufacturing components, container closure systems, labels, fillers and other supplies; identification of qualified vendors to perform manufacturing and analytical activities under current Good Manufacturing Practices (“cGMPs”); qualification of such vendors under MindMed’s quality management systems; availability of manufacturing and analytical facilities, personnel and documentation to facilitate completion of manufacturing and analytical activities under cGMPs; analysis of investigational materials under cGMPs; and the stability of investigational material, which is subject to change over time. Lack of availability of required components, or disruption or changes in schedules, or any other unforeseen disruption, including those that are outside of MindMed’s control, of one or more of these dependencies could result in delays or failures in manufacturing campaigns. As a result, any such disruptions could negatively impact the Company’s ability to make regulatory submissions, initiate nonclinical or clinical studies, or meet other development milestones, all of which could negatively affect MindMed’s operating results and business.

The Company relies on contract manufacturers over whom it has limited control. If the Company is subject to quality, cost or delivery issues with the preclinical and clinical grade materials supplied by contract manufacturers, its business operations could suffer significant harm

The Company has limited manufacturing experience and relies on CMOs to manufacture its product candidates for preclinical studies and clinical trials. MindMed relies on CMOs for manufacturing, filling, packaging, storing and shipping of drug product in compliance with current GMP regulations applicable to its products. The FDA and similar regulatory authorities in other countries ensure the quality of drug products by carefully monitoring drug manufacturers’ compliance with GMP regulations. The GMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product.

There can be no assurances that CMOs will be able to meet the Company’s timetable and requirements. The Company has not contracted with alternate suppliers for 18-MC and LSD drug substance production in the event that the current provider is unable to scale up production, or if it otherwise experiences any other significant problems. If the Company is unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms or in a timely manner, the Company may be delayed in the development of its product candidates. Further, CMOs must operate in compliance with GMP and failure to do so could result in, among other things, the disruption of product supplies. The Company’s dependence upon third parties for the manufacture of its products may adversely affect its profit margins and its ability to develop and deliver products on a timely and competitive basis.

The Company requires commercial scale and quality manufactured product to be available for pivotal or registration clinical trials. If the Company does not have commercial grade drug supply when needed, it may face delays in initiating or completing pivotal trials and its business operations could suffer significant harm

To date, the Company’s product has been manufactured in small quantities for preclinical studies and clinical trials by third party manufacturers. In order to commercialize its product, the Company needs to manufacture commercial quality drug supply for use in registration clinical trials. Most, if not all, of the clinical material used in phase 3/pivotal/registration studies must be derived from the defined commercial process including scale, manufacturing site, process controls and batch size. If MindMed has not scaled up and validated the commercial production of its product prior to the commencement of pivotal clinical trials, it may have to employ a bridging strategy during the trial to demonstrate equivalency of early stage material to commercial drug product, or potentially delay the initiation or completion of the trial until drug supply is available. The manufacturing of commercial quality drug product has long lead times, is very expensive and requires significant efforts including, but not limited to, scale-up of production to anticipated commercial scale, process characterization and validation, analytical method validation, identification of critical process parameters and product quality attributes, and multiple process performance and validation runs. If the Company does not have commercial drug supply available when needed for pivotal clinical trials, MindMed’s regulatory and commercial progress may be delayed, and it may incur increased product development costs. This may have a material adverse effect on the Company’s business, financial condition and prospects, and may delay marketing of the product.

If clinical trials of the Company’s product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, the Company would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Before obtaining marketing approval from regulatory authorities for the sale of the Company’s product candidates, MindMed must conduct preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. The Company does not know whether the clinical trials it may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of its product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk the Company faces is the possibility that none of its product candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in the Company being unable to derive any commercial revenue from them after investing significant amounts of capital in their development.

If the Company experiences delays in clinical testing, it will be delayed in commercializing its product candidates, and its business may be substantially harmed

The Company cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. The Company’s product development costs will increase if it experiences delays in clinical testing. Significant clinical trial delays could shorten any periods during which the Company may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before MindMed, which would impair the Company’s ability to successfully commercialize its product candidates and may harm its financial condition, results of operations and prospects. The commencement and completion of clinical trials for MindMed’s products may be delayed for a number of reasons, including delays related, but not limited, to:

(1)	failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

(2)	patients failing to enroll or remain in the Company’s trials at the rate the Company expects;

(3)	suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of the Company’s CMOs to comply with GMP requirements;

(4)	any changes to the Company’s manufacturing process that may be necessary or desired;

(5)	delays or failure to obtain clinical supply from CMOs of the Company’s products necessary to conduct clinical trials;

(6)	product candidates demonstrating a lack of safety or efficacy during clinical trials;

(7)	patients choosing an alternative treatment for the indications for which the Company is developing any of its product candidates or participating in competing clinical trials;

(8)	patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

(9)	reports of clinical testing on similar technologies and products raising safety or efficacy concerns;

(10)	competing clinical trials and scheduling conflicts with participating clinicians;

(11)	clinical investigators not performing the Company’s clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, regulatory requirements or other third parties not performing data collection and analysis in a timely or accurate manner;

(12)	failure of the Company’s contract research organizations (“CROs”) to satisfy their contractual duties or meet expected deadlines;

(13)	inspections of clinical trial sites by regulatory authorities, institutional review boards (“IRBs”) or ethics committees finding regulatory violations that require the Company to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

(14)	one or more IRBs or ethics committees rejecting, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing the Company’s approval of the trial; or

(15)	failure to reach agreement on acceptable terms with prospective clinical trial sites.

MindMed’s product development costs will increase if it experiences delays in testing or approval or if the Company needs to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and the Company may need to amend study protocols to reflect these changes. Amendments may require the Company to resubmit its study protocols to regulatory authorities or IRBs or ethics committees for re-examination, which may impact the cost, timing or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on the Company’s business, financial condition and prospects.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company may not be able to file investigational new drug applications to commence additional clinical trials on the timelines it expects, and even if the Company is able to, the FDA or similar regulatory authorities may not permit the Company to proceed in a timely manner, or at all

Prior to commencing clinical trials in the United States or other jurisdictions, including Australia, Switzerland and the Netherlands, for any of the Company’s product candidates, MindMed may be required to have an allowed IND (or equivalent) for each product candidate and to file additional INDs prior to initiating any additional clinical trials for 18-MC, LSD or other psychedelic substances. The Company believes that the data from previous studies will support the filing of additional INDs to enable MindMed to undertake additional clinical studies as it has planned. However, submission of an IND (or equivalent) may not result in the FDA (or equivalent authorities) allowing further clinical trials to begin and, once begun, issues may arise that will require MindMed to suspend or terminate such clinical trials. Additionally, even if relevant regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, these regulatory authorities may change their requirements in the future. Failure to submit or have effective INDs (or equivalent) and commence or continue clinical programs will significantly limit the Company’s opportunity to generate revenue.

If the Company has difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled

As the Company’s product candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, the Company will need to enroll an increasing number of patients that meet its eligibility criteria. There is significant competition for recruiting patients in clinical trials, and MindMed may be unable to enroll the patients it needs to complete clinical trials on a timely basis or at all. The factors that affect the Company’s ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

(1)	size and nature of the patient population;

(2)	eligibility and exclusion criteria for the trial;

(3)	design of the study protocol;

(4)	competition with other companies for clinical sites or patients;

(5)	the perceived risks and benefits of the product candidate under study;

(6)	the patient referral practices of physicians; and

(7)	the number, availability, location and accessibility of clinical trial sites.

Regulatory approval processes are lengthy, expensive and inherently unpredictable. The Company’s inability to obtain regulatory approval for its product candidates would substantially harm its business

The Company’s development and commercialization activities and product candidates are significantly regulated by a number of governmental entities, including the FDA and comparable authorities in other countries, including Australia, Switzerland and the Netherlands. Regulatory approvals are required prior to each clinical trial and the Company may fail to obtain the necessary approvals to commence or continue clinical testing. MindMed must comply with regulations concerning the manufacture, testing, safety, effectiveness, labeling, documentation, advertising, and sale of products and product candidates and ultimately must obtain regulatory approval before it can commercialize a product candidate. The time required to obtain approval by such regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials. Any analysis of data from clinical activities the Company performs is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Even if the Company believes results from its clinical trials are favorable to support the marketing of its product candidates, the FDA or other regulatory authorities may disagree. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. The Company has not obtained regulatory approval for any product candidate and it is possible that none of its existing product candidates or any future product candidates will ever obtain regulatory approval.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

MindMed could fail to receive regulatory approval for its product candidates for many reasons, including, but not limited to:

(1)	disagreement with the design or implementation of its clinical trials;

(2)	failure to demonstrate that a product candidate is safe and effective for the Company’s proposed indication;

(3)	failure of clinical trials to meet the level of statistical significance required for approval;

(4)	failure to demonstrate that a product candidate’s clinical and other benefits outweigh the Company’s safety risks;

(5)	disagreement with the Company’s interpretation of data from preclinical studies or clinical trials;

(6)	the insufficiency of data collected from clinical trials of the Company’s product candidates to support the submission and filing of an IND or other submission to obtain regulatory approval;

(7)	deficiencies in the manufacturing processes or the failure of facilities of CMOs with whom the Company contracts for clinical and commercial supplies to pass a pre-approval inspection; or

(8)	changes in the approval policies or regulations that render the Company’s preclinical and clinical data insufficient for approval.

A regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and the Company’s commercialization plans, or the Company may decide to abandon the development program. If the Company were to obtain approval, regulatory authorities may approve any of its product candidates for fewer or more limited indications than the Company requested, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Moreover, depending on any safety issues associated with the Company’s product candidates that garner approval, the FDA or similar regulatory authorities in other countries may impose a risk evaluation and mitigation strategy, thereby imposing certain restrictions on the sale and marketability of such products.

The Company may not achieve its publicly announced milestones according to schedule, or at all

From time to time, the Company may announce the timing of certain events it expects to occur, such as the anticipated timing of results from its clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a clinical trial, filing of an application to obtain regulatory approval, or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, timing of the completion of clinical trials, problems with a CMO or a CRO or any other event having the effect of delaying the publicly announced timeline. The Company undertakes no obligation to update or revise any forward-looking information or statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on the Company’s business plan, financial condition or operating results and the trading price of the Subordinate Voting Shares.

The Company faces competition from other biotechnology and pharmaceutical companies and its financial condition and operations will suffer if it fails to effectively compete

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. The Company’s competitors include large, well-established pharmaceutical companies, biotechnology companies, academic and research institutions developing therapeutics for the same indications the Company is targeting and competitors with existing marketed therapies. Many other companies are developing or commercializing therapies to treat the same diseases or indications for which MindMed’s product candidates may be useful.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Many of the Company’s competitors have substantially greater financial, technical and human resources than MindMed does and have significantly greater experience than MindMed in conducting preclinical testing and human clinical trials of product candidates, scaling up manufacturing operations and obtaining regulatory approvals of products. Accordingly, the Company’s competitors may succeed in obtaining regulatory approval for products more rapidly than MindMed does. The Company’s ability to compete successfully will largely depend on:

(1)	the efficacy and safety profile of its product candidates relative to marketed products and other product candidates in development;

(2)	MindMed’s ability to develop and maintain a competitive position in the product categories and technologies on which it focuses;

(3)	the time it takes for MindMed’s product candidates to complete clinical development and receive marketing approval;

(4)	MindMed’s ability to obtain required regulatory approvals;

(5)	MindMed’s ability to commercialize any of its product candidates that receive regulatory approval;

(6)	MindMed’s ability to establish, maintain and protect intellectual property rights related to its product candidates; and

(7)	acceptance of any of MindMed’s product candidates that receive regulatory approval by physicians and other healthcare providers and payers.

Competitors have developed and may develop technologies that could be the basis for products that challenge the discovery research capabilities of 18-MC, LSD or other products MindMed is developing. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than MindMed’s product candidates and may be more effective or less costly than its product candidates. The success of the Company’s competitors and their products candidates relative to MindMed’s technological capabilities and competitiveness could have a material adverse effect on the future preclinical studies and clinical trials of MindMed’s product candidates, including its ability to obtain the necessary regulatory approvals for the conduct of such clinical trials. This may further negatively impact MindMed’s ability to generate future product development programs using 18-MC, LSD or other psychedelic inspired compounds.

If the Company is not able to compete effectively against its current and future competitors, MindMed’s business will not grow, and its financial condition and operations will substantially suffer.

The Company heavily relies on the capabilities and experience of its key executives and scientists and the loss of any of them could affect the Company’s ability to develop its products

The loss of any of the Company’s key executives or other key members of the Company’s staff could harm MindMed. The Company also depends on its scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to the Company. In addition, MindMed believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial, medical, manufacturing, clinical and regulatory personnel, particularly as MindMed expands its activities and seeks regulatory approvals for clinical trials. The Company enters into agreements with its scientific and clinical collaborators and advisors, key opinion leaders and academic partners in the ordinary course of its business. The Company also enters into agreements with physicians and institutions who will recruit patients into MindMed’s clinical trials on its behalf in the ordinary course of its business. Notwithstanding these arrangements, the Company faces significant competition for these types of personnel from other companies, research and academic institutions, government entities and other organizations. The Company cannot predict its success in hiring or retaining the personnel it requires for continued growth. The loss of the services of any of the Company’s executive officers or other key personnel could potentially harm its business, operating results or financial condition.

The Company’s employees, contractors, consultants and agents may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on its business

The Company is exposed to the risk that employees, independent contractors and consultants may engage in fraud, illegal activity, fraud, or other misconduct. Misconduct by employees, contractors and consultants could include failures to comply with FDA and similar regulations, provide accurate information to the FDA or similar regulatory authorities in other countries, comply with manufacturing standards the Company has established, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the Company’s reputation. It may not always be possible for the Company to identify and prevent misconduct by the Company’s employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. The Company cannot provide assurance that the Company’s internal controls and compliance systems will protect the Company from acts committed by the Company’s employees, agents or business partners in violation of U.S. federal or state or local laws or the laws of other jurisdictions in which the Company operates. If any such actions are instituted against the Company, and MindMed is not successful in defending itself or asserting the Company’s rights, those actions could have a substantial impact on the Company’s business and results of operations, including the imposition of substantial fines or other sanctions.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company may expand its business through the acquisition of companies or businesses or by entering into collaborations or by in-licensing product candidates, each of which could disrupt the Company’s business and harm its financial condition

The Company has in the past and may in the future seek to expand its pipeline and capabilities by acquiring one or more companies or businesses, entering into collaborations, or in-licensing one or more product candidates. Acquisitions, collaborations and in-licenses involve numerous risks, including, but not limited to:

(1)	substantial cash expenditures;

(2)	technology development risks;

(3)	potentially dilutive issuances of equity securities;

(4)	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

(5)	difficulties in assimilating the operations of the acquired companies;

(6)	potential disputes regarding contingent consideration;

(7)	diverting the Company’s management’s attention away from other business concerns;

(8)	entering markets in which the Company has limited or no direct experience; and

(9)	potential loss of the Company’s key employees or key employees of the acquired companies or businesses.

The Company has experience in making acquisitions, entering collaborations and in-licensing product candidates; however, the Company cannot provide assurance that any acquisition, collaboration or in-license will result in short-term or long-term benefits to it. The Company may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, MindMed’s future success would depend in part on its ability to manage the rapid growth associated with some of these acquisitions, collaborations and in-licenses. The Company cannot provide assurance that it would be able to successfully combine its business with that of acquired businesses, manage a collaboration or integrate in-licensed product candidates. Furthermore, the development or expansion of the Company’s business may require a substantial capital investment by the Company.

Acquisitions involve risks that the acquired business will not perform as expected and that business judgments concerning the value, strengths and weaknesses of the acquired business will prove incorrect. In addition, potential acquisition targets may be in states in which the Company does not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel and facilities. In addition, if the company enters into new geographic markets, it may be subject to additional and unfamiliar legal and regulatory requirements. Acquired businesses may have unaudited financial statements that have been prepared by management and have not been independently reviewed or audited. The Company cannot guarantee that such financial statements would not be materially different if such statements were independently reviewed or audited. The Company cannot guarantee that it will, or will continue to, acquire businesses at valuations consistent with prior acquisitions or that it will complete future acquisitions at all. The Company cannot guarantee that there will be attractive acquisition opportunities at reasonable prices, that financing will be available or that it can successfully integrate acquired businesses into existing operations. In addition, the results of operations from these acquisitions could, in the future, result in impairment charges for any of the Company’s intangible assets, including goodwill or other long-lived assets, particularly if economic conditions worsen unexpectedly. The Company’s inability to effectively manage the integration of its completed and future acquisitions could prevent it from realizing expected rates of return on an acquired business and could have a material and adverse effect on the Company’s financial condition, results of operations or liquidity.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company may invest in pre-revenue companies which may not be able to meet anticipated revenue targets in the future

We have made and may in the future make investments in companies with no significant sources of operating cash flow and no revenue from operations. The Company’s investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that the Company’s investment in these pre-revenue companies will not be able to meet anticipated revenue targets or will generate no revenue at all, or such underperforming pre-revenue companies may fail, which could have a material adverse effect on the Company’s business, prospects, revenue, results of operation and financial condition.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of the Company’s products may have an adverse impact on the Company’s future commercialization efforts

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to the Company’s product candidates, or the therapeutic areas in which the Company’s product candidates compete, could adversely affect its share price and MindMed’s ability to finance future development of its product candidates, and its business and financial results could be materially and adversely affected.

The Company faces risks related to the novelty of the psychedelic inspired medicines industry, and the resulting lack of information regarding comparable companies, unanticipated expenses, difficulties and delays, and the offering of new products and services in an untested market

As a relatively new industry, there are not many established players in the psychedelic inspired medicines industry whose business model the Company can emulate. Similarly, there is little information about comparable companies available for potential investors to review in making a decision about whether to invest in the Company.

Shareholders and investors should consider, among other factors, the Company’s prospects for success in light of the risks and uncertainties encountered by companies, like MindMed, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of the Company’s business. The Company fails to successfully address these risks and uncertainties or successfully implement the Company’s operating strategies. If the Company fails to do so, it could materially harm the Company’s business to the point of having to cease operations and could impair the value of the Subordinate Voting Shares to the point where investors may lose their entire investments.

The Company has committed and expects to continue committing significant resources and capital to develop and market new products and services. These products and services are relatively untested in the marketplace, and the Company cannot provide assurance that it will achieve market acceptance for these products and services. Moreover, these products and services may be subject to significant competition from offerings by new and existing competitors in the business. In addition, new products and services may pose a variety of challenges and require the Company to attract additional qualified employees. The failure to successfully develop and market these new products and services could materially harm the Company’s business, prospects, revenue, results of operation and financial condition.

The Company faces the risk of product liability claims, which could exceed its insurance coverage, and product recalls, each of which could deplete the Company’s cash resources

The Company is exposed to the risk of product liability claims alleging that use of its product candidates caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of MindMed’s product candidates and may be made directly by patients involved in clinical trials of its product candidates, by consumers or healthcare providers or by individuals, organizations or companies selling its products. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. MindMed currently maintains clinical trial liability insurance coverage; however, there can be no assurance that such insurance coverage is or will continue to be adequate or available to the Company at a cost acceptable to it or at all. The Company may choose or find it necessary under its collaborative agreements to increase its insurance coverage in the future. The Company may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for damages resulting from a product liability claim could exceed the amount of its coverage, require the Company to pay a substantial monetary award from MindMed’s own cash resources and have a material adverse effect on its business, financial condition and results of operations. Moreover, a product recall, if required, could generate substantial negative publicity about its products and business, inhibit or prevent commercialization of other products and product candidates or negatively impact existing or future collaborations.

If the Company is unable to maintain product liability insurance required by its third parties, the corresponding agreements would be subject to termination, which could have a material adverse impact on its operations

Some of the Company’s licensing and other agreements with third parties require or might require it to maintain product liability insurance. If the Company cannot maintain acceptable amounts of coverage on commercially reasonable terms in accordance with the terms set forth in these agreements, the corresponding agreements would be subject to termination, which could have a material adverse impact on its operations.

The Company faces risks related to its information technology systems, including potential cyber-attacks and security and privacy breaches

The Company’s technology is critical in its continued operations. The Company is susceptible to operational, financial and information security risks resulting from cyber-attacks or technological malfunctions. Successful cyber-attacks or technological malfunctions affecting the Company, or its service providers, can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. The Company has not experienced any material losses to date relating to cyber-attacks, other information breaches or technological malfunctions. However, there can be no assurance that the Company will not incur such losses in the future. As cybersecurity threats continue to evolve, the Company may be required to use additional resources to continue to modify or enhance protective measures or to investigate and redress security vulnerabilities.

The Company is also subject to laws, rules and regulations in the United States and other jurisdictions relating to the collection, production, storage, transfer and use of personal data. The Company may store and collect personal information. It is the Company’s responsibility to protect that information from privacy breaches that may occur through procedural or process failure, information technology malfunction or deliberate, unauthorized intrusions. Any such theft or privacy breach could have a material adverse effect on the Company’s business, prospects, revenue, results of operation and financial condition. Additionally, the Company’s ability to execute transactions and to possess and use personal information and data in conducting the Company’s business subjects it to legislative and regulatory burdens that may require it to notify regulators or other individuals of a data security breach. Evolving compliance and operational requirements under the privacy laws, rules and regulations of jurisdictions in which the Company operates impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against the Company by governmental entities or the imposition of significant fines, could negatively impact the Company’s reputation and may otherwise materially, adversely impact the Company’s business, financial condition and operating results.

The effects of the outbreak of infectious disease could materially negatively impact the Company’s operations

Emerging infectious diseases or the threat of outbreaks of viruses or other contagions or epidemic diseases could have a material adverse effect on the Company. The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operating subsidiaries in future periods. However, depending on the length and severity of the pandemic, COVID-19 could impact the Company’s operations, could cause delays relating to approval from the FDA and equivalent organizations in other countries, could postpone research activities, could impair the Company’s ability to raise funds depending on COVID-19’s effect on capital markets, and could affect logistics and the Company’s ability to move materials in a timely manner to clinical trial sites or production of GMP materials (which availability of GMP materials may also impact clinical trial timelines).

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company relies on third parties to conduct and monitor the Company’s pre-clinical studies and clinical trials. However, to the knowledge of the Company’s management, the ability of these third parties to conduct and monitor pre-clinical studies and clinical trials has not been and is not anticipated to be impacted by COVID-19. The Company is not currently aware of any changes in laws, regulations or guidelines, including tax and accounting requirements, arising from COVID-19 which would be reasonably anticipated to materially affect the Company’s business.

The Company has a limited operating history

The Company has a limited history of operations and will be in an early stage of development as it attempts to create an infrastructure to capitalize on the opportunity for value creation in the psychedelics medicines industry. Accordingly, the Company is subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenue. The limited operating history may also make it difficult for investors to evaluate the Company’s prospects for success. There is no assurance that the Company will be successful, and its likelihood of success must be considered in light of its early stage of operations.

The Company may not be able to achieve or maintain profitability and may incur losses in the future. In addition, the Company is expected to increase its capital investments as it implements initiatives to grow its business. If the Company’s revenues do not increase to offset these expected increases, the Company may not generate positive cash flow. There is no assurance that future revenues will be sufficient to generate the funds required to continue operations without external funding.

Investors in certain jurisdictions may have difficulty in enforcing judgments and effecting service of process on the Company and its directors and officers

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Company is organized under the laws of British Columbia, that some of the Company’s officers and directors are residents of countries other than the United States, and that certain of their assets and of the Company’s assets are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of its directors and officers or enforce judgments obtained in the United States courts against the Company or certain of the Company’s directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against the Company or certain of its directors and officers. There is also doubt as to whether an original action could be brought in Canada against the Company or certain of its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

In addition, certain directors and officers of the Company reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for investors to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons. Moreover, it may not be possible for investors to effect service of process within Canada upon such persons.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Forward-looking statements may prove to be inaccurate

Investors should not place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on these risks, assumptions and uncertainties can be found in this management discussion and analysis under the heading “Cautionary Statement Regarding Forward Looking Information”.

Risks Related to Intellectual Property

If the Company is unable to adequately protect and enforce its intellectual property, the Company’s competitors may take advantage of its development efforts or acquired technology and compromise its prospects of marketing and selling its key products

MindMed’s success will depend in part upon its ability to protect its intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection the Company receives. The ability to compete effectively and to achieve partnerships will depend on its ability to develop and maintain proprietary aspects of MindMed’s technology and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit its ability to develop and commercialize its products, to conduct its existing research and could require financial resources to defend litigation, which may be in excess of MindMed’s ability to raise such funds. There is no assurance that the Company’s pending patent applications or those that it intends to acquire will be approved in a form that will be sufficient to protect its proprietary technology and gain or keep any competitive advantage that the Company may have or, if approved, will be upheld in any post-grant proceedings brought by any third parties.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to the Company or its respective licensors may be challenged, invalidated or circumvented. To the extent MindMed’s intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, MindMed is exposed to a greater risk of direct competition. If the Corpoation’s intellectual property does not provide adequate protection against the Company’s competitors’ products, its competitive position could be adversely affected, as could MindMed’s business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive, and the laws of some foreign countries may not protect the Company’s intellectual property rights to the same extent as do the laws of Canada and the United States.

The Company will be able to protect its intellectual property from unauthorized use by third parties only to the extent that its proprietary technologies, key products, and any future products are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets, and provided the Company has the funds to enforce its rights, if necessary.

If the Company loses its licenses from third-party owners, the Company may be unable to continue a substantial part of its business

The Company is a party to licenses that gives its rights to intellectual property that are necessary or useful for a substantial part of its business. The Company may also enter into licenses in the future to access additional third-party intellectual property. If the Company fails to pay annual maintenance fees, development and sales milestones, or it is determined that MindMed does not use commercially reasonable efforts to commercialize licensed products, MindMed could lose its licenses which could have a material adverse effect on its business and financial condition.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company may require additional third-party licenses to effectively develop and manufacture its key products and is currently unable to predict the availability or cost of such licenses

A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover MindMed’s products or services, the Company, or its strategic collaborators, would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce the Company’s profits from these products and services. MindMed is currently unable to predict the extent to which the Company may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the United States or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. MindMed’s inability to obtain such licenses may hinder or eliminate its ability to manufacture and market its products.

Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing MindMed’s ability to protect its product candidates

As is the case with other biotechnology and pharmaceutical companies, the Company’s success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to MindMed and its licensors’ or collaborators’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office (“USPTO”) the laws and regulations governing patents could change in unpredictable ways that would weaken MindMed and its licensors’ or collaborators’ ability to obtain new patents or to enforce existing patents and patents MindMed and its licensors or collaborators may obtain in the future.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of MindMed and its licensors’ or collaborators’ patent applications and the enforcement or defense of MindMed or its licensors’ or collaborators’ issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (“Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of the Company’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of the Company or its licensors’ or collaborators’ patent applications and the enforcement or defense of MindMed or its licensors’ or collaborators’ issued patents, all of which could have a material adverse effect on MindMed’s business and financial condition.

Litigation regarding patents, patent applications, and other proprietary rights may be expensive, time consuming and cause delays in the development and manufacturing of the Company’s key products

The Company’s success will depend in part on its ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive patent litigation. Other parties may have, or obtain in the future, patents and allege that the use of the Company’s technologies infringes these patent claims or that the Company is employing these parties’ proprietary technology without authorization. The Company cannot assure that third parties will not assert intellectual property claims against the Company. In addition, third parties may challenge or infringe upon MindMed’s existing or future patents. Proceedings involving the Company’s patents or patent applications or those of others could result in adverse decisions regarding:

(1)	the patentability of MindMed’s inventions relating to its key products; and

(2)	the enforceability, validity, or scope of protection offered by MindMed’s patents relating to its key products.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

If the Company is unable to avoid infringing the patent rights of others, the Company may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time-consuming. In some cases, the Company may not have sufficient resources to bring these actions to a successful conclusion. In addition, if MindMed does not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, the Company may:

(1)	incur substantial monetary damages;

(2)	encounter significant delays in bringing its key products to market; and

(3)	be precluded from participating in the manufacture, use or sale of its key products or methods of treatment requiring licenses.

Even if the Company is successful in these proceedings, the Company may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on the Company.

The Company’s reliance on third parties requires MindMed to share its trade secrets, which increases the possibility that a competitor will discover them

Because the Company relies on third parties to develop its products, the Company must share trade secrets with them. The Company seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of its collaborators, advisors, employees and consultants to publish data potentially relating to its trade secrets. The Company’s academic and clinical collaborators typically have rights to publish data, provided that the Company is notified in advance and the Company may delay publication for a specified time in order to secure any intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by the Company, although in some cases the Company may share these rights with other parties. MindMed may also conduct joint research and development programs which may require the Company to share trade secrets under the terms of research and development collaborations or similar agreements. Despite MindMed’s efforts to protect its trade secrets, MindMed’s competitors may discover its trade secrets, either through breach of these agreements, independent development or publication of information including its trade secrets in cases where MindMed does not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of MindMed’s trade secrets may impair its competitive position and could have a material adverse effect on its business and financial condition.

Risks Related to the Company’s Securities

Limited operating history as a public company

The Subordinate Voting Shares commenced trading in Canada on the NEO in March 2020 and therefore the Company has a limited operating history as a public company. To operate effectively, the Company will be required to continue to implement changes in certain aspects of the Company’s business, improve information systems and develop, manage and train management-level and other employees to comply with ongoing public company requirements. Failure to take such actions, or delay in implementation thereof, could adversely affect the business, financial condition, liquidity and results of operations of the Company and, more specifically, could result in regulatory penalties, market criticism or the imposition of cease trade orders in respect of the Subordinate Voting Shares.

The market prices for securities of biopharmaceutical companies have historically been volatile.

A number of factors could influence the volatility in the trading price of the Company’s Subordinate Voting Shares, including changes in the economy or in the financial markets, industry related developments, the results of product development and commercialization, changes in government regulations, and developments concerning proprietary rights, litigation and cash flow. The Company’s quarterly losses may vary because of the timing of costs for manufacturing, preclinical studies and clinical trials. Also, the reporting of adverse safety events involving the Company’s products and public rumors about such events could cause the Company’s share price to decline or experience periods of volatility. Each of these factors could lead to increased volatility in the market price of the Subordinate Voting Shares. In addition, changes in the market prices of the securities of the Company’s competitors may also lead to fluctuations in the trading price of the Subordinate Voting Shares.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Financial markets have historically experienced periodic, significant price and volume fluctuations that: (i) have especially affected the market prices of equity securities of companies and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares from time to time may decline even if the Company’s operating results, underlying asset values and prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. There can be no assurance that further fluctuations in price and volume of Subordinate Voting Shares traded will not occur. If increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the Subordinate Voting Shares may be materially adversely affected.

The Company will be subject to Canadian and United States tax on its worldwide income

The Company will be deemed to be a resident of Canada for Canadian federal income tax purposes by virtue of being organized under the laws of a province of Canada. Accordingly, the Company will be subject to Canadian taxation on its worldwide income, in accordance with the rules in the Tax Act generally applicable to corporations resident in Canada.

Notwithstanding that the Company will be deemed to be a resident of Canada for Canadian federal income tax purposes, the Company is treated as a United States corporation for United States federal income tax purposes, pursuant to Section 7874(b) of the Code, and will be subject to United States federal income tax on its worldwide income. As a result, the Company will be subject to taxation both in Canada and the United States, which could have a material adverse effect on the business, financial condition or results of operations of the Company.

The Company has never paid dividends and does not expect to do so in the foreseeable future

The Company has not declared or paid any cash dividends on its Subordinate Voting Shares to date and it is not anticipated that the Company will pay any dividends in the foreseeable future. The payment of dividends in the future will be dependent on its earnings and financial condition in addition to such other factors as MindMed’s Board considers appropriate. Unless and until the Company pays dividends, shareholders may not receive a return on their shares. There is no present intention by MindMed’s Board to pay dividends on its shares.

Dispositions of Subordinate Voting Shares will be subject to Canadian and United States tax

Dispositions of Subordinate Voting Shares will be subject to Canadian tax. In addition, dispositions of Subordinate Voting Shares by U. S. Holders (as defined below) will be subject to U.S. tax, and certain dispositions of Subordinate Voting Shares by non-U.S. Holders (including if the Company is treated as a USRPHC) will be subject to U.S. tax. Dividends on the Subordinate Voting Shares may be subject to Canadian or United States withholding tax. It is currently not anticipated that the Company will pay any dividends on the Subordinate Voting Shares in the foreseeable future.

To the extent dividends are paid on the Subordinate Voting Shares, dividends received by shareholders who are residents of Canada for purposes of the Tax Act (and non-U.S. Holders for purposes of the Code) will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada- United States tax treaty. In addition, a Canadian foreign tax credit or a deduction in respect of such U.S. withholding taxes paid may not be available.

Dividends received by U.S. Holders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by the Company will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. Holders may not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant tax treaty.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

For purposes hereof, a “U.S. Holder” is a beneficial holder of Subordinate Voting Shares who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

U.S. Tax Classification – United States Real Property Holding Company

The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. As a U.S. domestic corporation for U.S. federal income tax purposes, the taxation of the Company’s non- U.S. Holders upon a disposition of Subordinate Voting Shares generally depends on whether the Company is classified as a USRPHC for U.S. federal income tax purposes. The Company believes that it presently is not a USRPHC and it does not presently anticipate that it will become a USRPHC. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond the Company’s control, including the value of its assets, there can be no assurance that the Company will not become a USRPHC. If the Company ultimately is determined by the IRS to constitute a USRPHC, its non-U.S. Holders may be subject to U.S. federal income tax on any gain associated with the disposition of the Subordinate Voting Shares.

Changes in tax laws may affect the Company and holders of Subordinate Voting Shares

There can be no assurance that the Canadian and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to the Company or holders of Subordinate Voting Shares.

A return on the Company’s securities is not guaranteed

There is no guarantee that the Company’s securities will earn any positive return in the short term or long term. A holding of the Company’s securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of the Company's securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

Future sales or issuances of equity securities and the conversion of outstanding securities to Subordinate Voting Shares could decrease the value of the Subordinate Voting Shares, dilute investors’ voting power, and reduce the Company’s earnings per share

The Company may sell additional equity securities in future offerings, including through the sale of securities convertible into equity securities, to finance operations, acquisitions or projects, and issue additional Subordinate Voting Shares, which may result in dilution.

The Board has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Subordinate Voting Shares at prices less than the current market price for the Subordinate Voting Shares.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Sales of substantial amounts of the Company’s securities, or the availability of such securities for sale, as well as the issuance of substantial amounts of the Subordinate Voting Shares upon conversion of outstanding convertible equity securities, could adversely affect the prevailing market prices for the Company’s securities and dilute investors’ earnings per share. A decline in the market prices of the Company’s securities could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

Any failure to maintain an effective system of internal controls may result in material misstatements of the Company’s financial statements or cause MindMed to fail to meet its reporting obligations or fail to prevent fraud

The Company is subject to various Canadian reporting and other regulatory requirements. The Company will incur expenses and, to a lesser extent, diversion of its management’s time in its efforts to comply with applicable Canadian securities laws regarding internal controls over financial reporting. Effective internal controls are necessary for MindMed to provide reliable financial reports and prevent fraud. If the Company fails to maintain an effective system of internal controls, the Company might not be able to report its financial results accurately or prevent fraud; and in that case, the Company’s shareholders could lose confidence in its financial reporting, which would harm its business and could negatively impact the price of the Company’s Subordinate Voting Shares. While the Company believes that the Company has sufficient personnel and review procedures to allow it to maintain an effective system of internal controls, MindMed cannot provide assurance that the Company will not experience potential material weaknesses in its internal controls. Even if MindMed concludes that its internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the International Accounting Standards Board, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s results of operations or cause it to fail to meet its future reporting obligations. If the Company fails to timely achieve and maintain the adequacy of its internal control over financial reporting, the Company may not be able to produce reliable financial reports or help prevent fraud. In addition, any testing by the Company conducted in connection with applicable Canadian securities laws, or the subsequent testing by an independent registered public accounting firm when required, may reveal deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to its consolidated financial statements or identify other areas for further attention or improvement. MindMed’s failure to achieve and maintain effective internal control over financial reporting could prevent the Company from complying with its reporting obligations on a timely basis, which could result in the loss of investor confidence in the reliability of its consolidated financial statements, harm the Company’s business and negatively impact the trading price of its Subordinate Voting Shares.

There is no assurance an active or liquid market for the Subordinate Voting Shares will be developed or sustained

No assurance can be given that an active or liquid trading market for the Subordinate Voting Shares will be sustained. If an active or liquid market for the Subordinate Voting Shares fails to be sustained, the prices at which such securities trade may be adversely affected. Whether or not the common shares will trade at lower prices depends on many factors, including the liquidity of the Subordinate Voting Shares, prevailing interest rates, the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

The Company cannot predict at what prices the Subordinate Voting Shares will continue to trade, and there is no assurance that an active trading market will be sustained. The Subordinate Voting Shares trade on the NEO Exchange but do not currently trade on any U.S. national securities exchange. In the event Subordinate Voting Shares begin trading on any U.S. national securities exchange, the Company cannot predict at what prices the Subordinate Voting Shares will trade and there is no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the Subordinate Voting Shares of the Company.

Trading in securities quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with the Company’s operations or business prospects. This volatility could depress the market price of Subordinate Voting Shares for reasons unrelated to operating performance. Moreover, the OTCQB is not a U.S. national securities exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a U.S. national securities exchange like the NASDAQ or the NYSE. These factors may result in investors having difficulty reselling Subordinate Voting Shares on the OTCQB.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

Public markets and share prices

The market price of the Subordinate Voting Shares on the NEO Exchange, OTCQB and Frankfurt Exchange could be subject to significant fluctuations in response to variations in the Company’s operating results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of additional Subordinate Voting Shares that may become listed and posted for trading on the NEO Exchange, OTCQB and Frankfurt Exchange or any other stock exchange regardless of the operating performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the operating performance of issuers. Market fluctuations may adversely impact the market price of the Subordinate Voting Shares.

Additional issuances and dilution

The Company may issue and sell additional equity or convertible debt securities to finance its operations, which may dilute existing shareholder’s holdings in the Company. The Company’s articles permit the issuance of an unlimited number of Multiple Voting Shares and Subordinate Voting Shares, and existing shareholders will have no pre-emptive rights in connection with such further issuances. Moreover, additional Subordinate Voting Shares will be issued by the Company on the conversion of the Multiple Voting Shares in accordance with their terms. To the extent holders of the Company’s options or other convertible securities convert or exercise their securities and sell Subordinate Voting Shares they receive, the trading price of the Subordinate Voting Shares may decrease due to the additional amount of Subordinate Voting Shares available in the market. Further, the Company may issue additional securities in connection with strategic acquisitions. The Company cannot predict the size or type of future issuances of its securities or the effect, if any, that future issuances and sales of securities will have on the market price of any of its securities issued and outstanding from time to time. Sales or issuances of substantial amounts of MindMed’s securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Company’s securities issued and outstanding from time to time. With any additional sale or issuance of MindMed’s securities, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share.

Future sales of Subordinate Voting Shares by existing shareholders may decrease the trading price of the Subordinate Voting Shares

Sales of a large number of Subordinate Voting Shares in the public markets, or the potential for such sales, could occur at any time either by existing holders of Subordinate Voting Shares or by holders of the Multiple Voting Shares, which are convertible into Subordinate Voting Shares on the satisfaction of certain conditions. These sales, or the market perception that the holders of a large number of Subordinate Voting Shares or Multiple Voting Shares intend to sell Subordinate Voting Shares, could reduce the market price of the Subordinate Voting Shares. If this occurs and continues, it could impair the Company’s ability to raise additional capital through the sale of securities.

The Company is considered a Foreign Private Issuer under current SEC guidance but may lose such status if the SEC guidance were to change

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

The Company is a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act and Rule 3b-4 under the U.S. Exchange Act (a “Foreign Private Issuer”). The term Foreign Private Issuer is defined as a corporation or other organization incorporated or organized under the laws of a country other than the United States, except any issuer meeting the following conditions:

1.	more than 50 percent of the outstanding voting securities of such issuer are, directly or indirectly, held of record by residents of the United States; and

2.	any one of the following:

a.	the majority of the executive officers or directors are United States citizens or residents, or

b.	more than 50 percent of the assets of the issuer are located in the United States, or

c.	the business of the issuer is administered principally in the United States.

For purposes of determining whether more than 50% of the Company’s outstanding voting securities are held “of record” by U.S. residents, MindMed must “look through” the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers, and also consider any beneficial ownership reports or other information available to MindMed. The Company must conduct this “look through” in three jurisdictions: the United States, Canada (the Company’s home jurisdiction), and the primary trading market for its voting securities, if different from MindMed’s home jurisdiction. Additionally, if the Company is not able to obtain information about the record holders’ accounts after reasonable inquiry, MindMed may rely on the presumption that such accounts are held in the broker’s, dealer’s, bank’s, or nominee’s principal place of business.

In December 2016, the SEC issued a Compliance and Disclosure Interpretation to clarify that issuers with multiple classes of voting stock carrying different voting rights may choose one of two methods in determining whether more than 50% of its outstanding voting securities are directly or indirectly owned of record by residents in the United States; (a) the issuer may look to whether more than 50% of the voting power of those classes on a combined basis, is directly or indirectly owned of record by residents of the United States; or (b) the issuer may make the determination based on the number of voting securities. Issuers must apply a determination methodology on a consistent basis. Based on this interpretation, each issued and outstanding Multiple Voting Share is counted as one voting security, and each issued and outstanding Subordinate Voting Share is counted as one voting security for the purposes of determining the 50% U.S. resident threshold. Accordingly, MindMed is currently treated as a Foreign Private Issuer. However, should the SEC’s guidance and interpretation change on this matter, the Company may lose its Foreign Private Issuer status.

A loss of the Company’s Foreign Private Issuer status may have adverse consequences on the Company’s cost of, and ability to raise, capital

The Company may lose its status as a Foreign Private Issuer if, as of the last business day of its second fiscal quarter for any year, more than 50% of the Company’s outstanding voting securities (as determined under Rule 405 of the U.S. Securities Act) are directly or indirectly held of record by residents of the United States. Loss of Foreign Private Issuer status may have adverse consequences on the Company’s ability to raise capital in private placements or Canadian prospectus offerings. In addition, loss of MindMed’s Foreign Private Issuer status would likely result in increased reporting requirements and increased audit, legal and administration costs. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Company incurs as a Canadian Foreign Private Issuer eligible to use MJDS. If the Company is not a Foreign Private Issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a Foreign Private Issuer and are generally subject to more in-depth review by the SEC. Further, should the Company seek to list on a national securities exchange in the United States, loss of Foreign Private Issuer status may increase the cost and time required for such a listing. These increased costs may have a material adverse effect on the business, financial condition or results of operations of the Company.

The Company could lose its status as a Foreign Private Issuer if all or a portion of the Multiple Voting Shares directly or indirectly held of record by U.S. residents are converted into Subordinate Voting Shares. The conversion rights attached to the Multiple Voting Shares contain restrictions on conversion that are intended to avoid such a result; however there can be no guarantee that such restrictions on conversion will be effective to prevent the Company from potentially losing Foreign Private Issuer status if a sufficient number of Multiple Voting Shares are converted into Subordinate Voting Shares and such Subordinate Voting Shares are acquired, either upon conversion or pursuant to a subsequent transaction, by U.S. residents. In addition, the Company could potentially lose its Foreign Private Issuer status as a result of future issuances of Subordinate Voting Shares from treasury to the extent such shares are acquired by U.S. residents.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

A significant number of securities of the Company are owned by a limited number of existing shareholders

The Company’s management, directors and employees own a substantial number of the outstanding Subordinate Voting Shares and Multiple Voting Shares (on a non-diluted and partially-diluted basis). As such, the Company’s management, directors and employees, as a group, are in a position to exercise influence over matters requiring shareholder approval, including the election of directors and the determination of corporate actions, including, but not limited to, any arrangement or sale of all or substantially all of its assets. Even if such management, directors and employees do not retain their position with the Company, they will continue to have the ability to exercise the same significant voting power. These shareholders are also in a position to delay, defer or prevent a change in control of the Company, an arrangement involving the Company or a sale of all or substantially all of its assets that could otherwise be beneficial to the Company’s shareholders. Conversely, this concentrated control could allow such holders to consummate such a transaction that its other shareholders do not support. In addition, such holders may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm the Company’s business.

The Company’s capital structure and voting control may cause unpredictability

Although other Canadian companies have dual class or multiple voting share structures, given the concentration of voting control that is held by the Company’s management, directors and employees, this capital structure and concentration of control could result in a lower trading price for, or greater fluctuations in, the trading price of the Subordinate Voting Shares, adverse publicity to the Company or other adverse consequences for the Company.

A decline in the price or trading volume of the Subordinate Voting Shares could affect the Company’s ability to raise further capital and adversely impact the Company’s ability to continue operations

A prolonged decline in the price or trading volume of the Subordinate Voting Shares could result in a reduction in the liquidity of the Subordinate Voting Shares and a reduction in the Company’s ability to raise capital. Because a significant portion of the Company’s operations have been and will be financed through the sale of equity securities, a decline in the price or trading volume of the Subordinate Voting Shares could be especially detrimental to the Company’s liquidity and operations. Such reductions may force the Company to reallocate funds from other planned uses and may have a material adverse effect on the Company’s business plan and operations, including the ability to operationalize existing licenses and complete planned capital expenditures. If the price or trading volume of the Subordinate Voting Shares declines, there can be no assurance that the Company will be able to raise additional capital or generate funds from operations sufficient to meet the Company’s obligations. If the Company is unable to raise sufficient capital in the future, it may not have the necessary resources to continue normal operations.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, the Company’s business or market, the Company’s stock price and trading volume could decline

The trading market for Subordinate Voting Shares may be influenced by the research and reports that securities or industry analysts publish about us, the Company’s business, market or competitors. If no or few securities or industry analysts cover the Company, the trading price and volume of the Subordinate Voting Shares would likely be negatively impacted. If one or more of the analysts who cover the Company downgrades the Subordinate Voting Shares or publishes inaccurate or unfavorable research about the Company’s business, or provides more favorable relative recommendations about the Company’s competitors, the price of the Subordinate Voting Shares would likely decline. If one or more of these analysts ceases coverage of MindMed or fails to publish reports on MindMed regularly, demand for the Subordinate Voting Shares could decrease, which could cause the Company’s stock price or trading volume to decline.

As a public company, there are costs associated with maintaining a public listing

As a public company in Canada, the Company is subject to the reporting requirements, rules and regulations under the applicable Canadian securities laws and rules of stock exchange(s) on which the Company’s securities may be listed. There are increased costs associated with legal, accounting and other expenses related to such regulatory compliance. Securities legislation and the rules and policies of the NEO require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. The Company may also elect to devote greater resources than it otherwise would have on communication and other activities typically considered important by publicly traded companies.

MIND MEDICINE (MINDMED) INC. (formerly Broadway Gold Mining Ltd.)

Management’s Discussion and Analysis

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

We have implemented a system of internal controls that we believe adequately protects the Company’s assets and is appropriate for the nature of the Company’s business and the size of the Company’s operations. The Company’s internal control system was designed to provide reasonable assurance that all transactions are accurately recorded, that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that the Company’s assets are safeguarded. These internal controls include disclosure controls and procedures designed to ensure that information required to be disclosed by us is accumulated and communicated as appropriate to allow timely decisions regarding required disclosure. Internal control over financial reporting means a process designed by or under the supervision of the Chief Executive Officer and the Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB. The internal controls are not expected to prevent and detect all misstatements due to error or fraud. There were no changes in the Company’s internal control over financial reporting that occurred during the period ended December 31, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As at December 31, 2020, we have assessed the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedure. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that these controls and procedures are effective.

Limitations of Controls and Procedures

The Company’s management, including the Chief Executive Officer and the Chief Financial Officer, believes that any disclosure controls and procedures and internal controls over financial reporting, no matter how well designed and operated, can have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance that the objectives of the control system are met.